Exhibit 10.12

CREDIT AGREEMENT

Dated as of December 21, 2018

among

AUNA COLOMBIA S.A.S.,

as the Borrower,

the LENDERS party hereto

the HEDGE PROVIDERS from time to time party hereto

and

CITIBANK DEL PERU S.A.,

as Administrative Agent,

CITIBANK, N.A.

BANCO SANTANDER, S.A.

as

Joint Lead Arrangers and Bookrunners

i

5.08	Ownership of Property; Liens	56
5.09	Environmental Compliance	56
5.10	Insurance	56
5.11	Taxes	56
5.12	Subsidiaries; Equity Interests	57
5.13	Margin Regulations; Investment Company Act.	57
5.14	Disclosure	57
5.15	Compliance with Laws	57
5.16	Intellectual Property; Licenses, Etc	58
5.17	Legal Form	58
5.18	Labor Matters	58
5.19	Solvency	59
5.20	Rank of Debt	59
5.21	Commercial Activity; Absence of Immunity	59
5.22	Use of Proceeds	59
5.23	Acquisition Documents	59
5.24	Collateral Matters	60
5.25	Sanctions Laws	61
5.26	Anti-Corruption Laws	61
5.27	Anti-Money Laundering	61
5.28	International Banking Facility	61
5.29	Beneficial Ownership Certification	61

ARTICLE VI. AFFIRMATIVE COVENANTS		62
6.01	Financial Statements	62
6.02	Certificates; Other Information	63
6.03	Notices	65
6.04	Payment of Obligations	65
6.05	Preservation of Existence, Etc	66
6.06	Maintenance of Properties	66
6.07	Maintenance of Insurance	66
6.08	Compliance with Laws	66
6.09	Books and Records	66
6.10	Inspection Rights	66
6.11	Use of Proceeds	67
6.12	Pari Passu Ranking	67
6.13	Reference Hedge	67
6.14	Preservation of Rights under Security Documents	67
6.15	Beneficial Ownership Regulation	68
6.16	Additional Documents	68

ARTICLE VII. NEGATIVE COVENANTS		68
7.01	Liens	68
7.02	Investments	70
7.03	Indebtedness	71
7.04	Fundamental Changes	73
7.05	Dispositions	73

7.06	Restricted Payments	74
7.07	Change in Nature of Business	75
7.08	Transactions with Affiliates	75
7.09	Burdensome Agreements	75
7.10	Use of Proceeds	75
7.11	Financial Covenants	76
7.12	Limitation on Prepayments; Amendments of Certain Documents	76
7.13	Accounting Changes; Limitations on Changes in Fiscal Year	76
7.14	Sanctions	77
7.15	Anti-Corruption Laws	77
7.16	Anti-Money Laundering Laws	77

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		77
8.01	Events of Default	77
8.02	Remedies Upon Event of Default	80
8.03	Application of Funds	81

ARTICLE IX. ADMINISTRATIVE AGENT		81
9.01	Appointment and Authority	81
9.02	Rights as a Lender or Hedge Provider	82
9.03	Exculpatory Provisions	82
9.04	Reliance by Administrative Agent	83
9.05	Delegation of Duties	83
9.06	Resignation of Administrative Agent	84
9.07	Non-Reliance on Administrative Agent and Other Lenders	85
9.08	No Other Duties, Etc	85
9.09	Administrative Agent May File Proofs of Claim	85
9.10	Collateral and Guaranty Matters	86

ARTICLE X. MISCELLANEOUS		86
10.01	Amendments, Etc	86
10.02	Notices; Effectiveness; Electronic Communication	88
10.03	No Waiver; Cumulative Remedies; Enforcement	90
10.04	Expenses; Indemnity; Damage Waiver	90
10.05	Payments Set Aside	93
10.06	Successors and Assigns	93
10.07	Treatment of Certain Information; Confidentiality	97
10.08	Right of Setoff	98
10.09	Interest Rate Limitation	99
10.10	Counterparts; Integration; Effectiveness	99
10.11	Survival of Representations and Warranties	100
10.12	Severability	100
10.13	Replacement of Lenders	100
10.14	Governing Law; Jurisdiction; Etc.	101
10.15	Waiver of Jury Trial	102
10.16	No Immunity	103
10.17	Special Waiver	103

10.18	Judgment Currency	103
10.19	Use of English Language	104
10.20	Headings	104
10.21	No Advisory or Fiduciary Responsibility	104
10.22	Electronic Execution of Assignments and Certain Other Documents	105
10.23	Entire Agreement	105
10.24	USA PATRIOT Act	105
10.25	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	105
Signature		S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.12	Equity Interests in the Borrower
7.01-I	Existing Liens
7.01-II	Assets subject to Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Assignment and Assumption
B	Colombian Stock Pledge Agreement
C	Compliance Certificate
D-1	Guaranty Agreement (NY)
D-2	Guaranty Agreement (Peru)
E	Joinder Agreement
F	Intercreditor Agreement
G	Loan Notice
H	Note
I	Peruvian Assets Security Trust Agreement
J	Peruvian Cash Flow Security Trust Agreement
K	Peruvian Mortgages
L	Specified Responsible Officers’ Certificate
M	Funds Flow Memorandum
N	Legal Opinion of special Colombian counsel to the Loan Parties
O	Legal Opinion of special Peruvian counsel to the Loan Parties
P	Legal Opinion of special New York counsel to the Loan Parties
Q	Responsible Officer’s Certificate
R	Solvency Certificate

v

Index of Defined Terms

Page
Acquisition	1
Acquisition Documents	1
Act	105
Additional Commitments	41
Administrative Agent	2
Administrative Agent’s Office	2
Administrative Questionnaire	2
Affiliate	2
Agent Parties	89
Aggregate Commitments	2
Agreement	1
Anti-Corruption Laws	2
Anti-Money Laundering Laws	2
Applicable Margin	3
Applicable Percentage	3
Approved Fund	3
Arrangers	3
Assignment and Assumption	3
Attributable Indebtedness	3
Audited Financial Statements	4
Auna	4
Auna Colombia	1
Bail-In Action	4
Bail-In Legislation	4
Base Rate	4
Base Rate Loan	4
Beneficial Ownership Certification	4
Beneficial Ownership Regulation	4
Borrower	4
Borrower Materials	64
Borrowing	4
Business Day	5
Capital Lease Obligations	5
Capital Stock	5
Cash Equivalents	5
Change in Law	6
Change of Control	6
Closing Date	6
Code	6
Collateral	7
Collateral Agent	1.1
Collateral Coverage Ratio	7
Colombia	7
Colombian Collateral Agent	7

Colombian Stock Pledge Agreement	7
Commitment	7
Compliance Certificate	7
Connection Income Taxes	7
Consolidated	7
Consolidated Debt Service Coverage Ratio	7
Consolidated EBITDA	8
Consolidated Interest Charges	8
Consolidated Leverage Ratio	8
Consolidated Net Funded Indebtedness	8
Consolidated Net Income	9
Consolidated Principal Charges	9
Contractual Obligation	9
Control	9
Controlled	9
Controlling	9
COP	22
Credit Exposure	9
Debtor Relief Laws	9
Default	10
Default Rate	10
Defaulting Lender	10
Dispose	11
Disposition	11
Dollar	11
Dollar Equivalent	11
EEA Financial Institution	11
EEA Member Country	11
EEA Resolution Authority	11
Eligible Assignee	11
Entitled Person	103
Environmental Laws	11
Environmental Liability	11
Equity Contribution	12
Equity Interests	12
EU Bail-In Legislation Schedule	12
Event of Default	12
Excluded Taxes	12
FATCA	12
FCPA	12
Federal Funds Rate	12
Fee Letters	13
Fitch	13
FRB	13
Fund	13
Governmental Authority	13

GSP	13
Guarantee	13
Guarantors	14
Guaranty Agreements	14
Hazardous Materials	14
Hedge Provider	14
Hedge Providers	1
Hedge Termination Value	14
Hedging Agreement	14
IFRS	15
Increase Effective Date	41
Incur	15
Incurrence	15
Incurring	15
Indebtedness	15
Indemnified Taxes	16
Indemnitee	91
Information	98
Initial Tranche B Lender	16
Instructions Letter	19
Intellectual Property	16
Intercreditor Agreement	1.1
Interest Payment Date	16
Interest Period	16
Investment	17
Judgement Currency	103
Laws	17
Lenders	1
Lending Office	17
LIBO Rate	17
LIBO Rate Loan	18
LIBO Successor Rate Conforming Changes	18
LIBOR Screen Rate	17
LIBOR Successor Rate	46
Lien	18
Line of Business	18
Loan	18
Loan Documents	18
Loan Notice	18
Loan Parties	18
London Banking Day	18
Master Agreement	15
Material Adverse Effect	18
Maturity Date	19
Maximum Rate	99
MedicSer	19

Mexico	19
Moody’s	19
Net Cash Proceeds	19
Non-Consenting Lender	19
Non-Defaulting Lender	19
Note	19
Obligations	19
OFAC	19
Oncocenter	19
Oncosalud	20
Organization Documents	20
Other Connection Taxes	20
Other Taxes	20
Outstanding Amount	20
Participant	96
Participant Register	97
Permitted Holders	20
Permitted Merger	20
Permitted Refinancing	20
Person	21
Peru	21
Peruvian Assets Security Trust Agreement	21
Peruvian Cash Flow Security Trust Agreement	21
Peruvian Mortgages	21
Pesos	22
Platform	64
PMLA Acquisition	1
PPP Project	22
Prepayment Fee	22
Primary Obligor	13
Principal Repayment Date	32
Private Side Information	89
Pro Forma Basis	22
Pro Forma Compliance	22
Pro Forma Compliance Certificate	22
Pro Forma Effect	22
PROCESS AGENT	102
PUBLIC	64, 65
Public Lender	64
Public Side Information	65
Purchase Price Adjustment Amount	31
Recipient	23
Reference Hedge	23
Register	96
Related Parties	23
Removal Effective Date	84

Required Lenders	23
Resignation Effective Date	84
Responsible Officer	23
Restricted Payment	23
Rolling Period	23
S&P	1.1
S/	24
Sanction(s)	23
Sanctioned Jurisdiction	23
Sanctions Laws	24
Sanctions Target	24
Scheduled Unavailability Date	46
SEC	24
Security Documents	24
Sellers	24
Share Purchase Agreement	24
Soles	24
Soles Credit Agreement	24
Soles Credit Agreement Loan Documents	25
Solvent	25
Specified Disposition	25
Specified Responsible Officer	25
Specified Transaction	25
Subsidiary	25
Synthetic Lease Obligation	26
Target	1
Target Material Adverse Effect	51
Taxes	26
Termination Date	26
Threshold Amount	26
Total Credit Exposure	26
Total Outstandings	26
Trade Date	94
Tranche A Commitment	26
Tranche A Lender	26
Tranche A Loan	26
Tranche B Commitment	26
Tranche B Lender	27
Tranche B Loan	27
Transactions	27
Trustee	27
Type	27
U.S.	27
U.S.$	11
United States	27
Weighted Average Life to Maturity	27
Write-Down and Conversion Powers	27

x

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 21, 2018, among AUNA COLOMBIA S.A.S., a simplified stock corporation (sociedad por acciones simplificada) incorporated and existing under the laws of Colombia (as defined below) (“Auna Colombia”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), the hedge providers from time to time party hereto (solely for purposes of Article IX and Section 10.01) (in such capacity, the “Hedge Providers”), and the Administrative Agent (as defined below).

WHEREAS, the Borrower intends to directly acquire not less than 95% and up to 100% (the “PMLA Acquisition”) of the issued and outstanding equity interests in Promotora Médica Las Americas S.A., a stock corporation (sociedad anónima) incorporated and existing under the laws of Colombia (the “Target”), from the Sellers (as defined below) pursuant to the PMLA Acquisition;

WHEREAS, to finance a portion of the PMLA Acquisition and to pay certain costs and expenses associated with the Transactions (as defined below), the Borrower has requested that the Lenders provide a senior secured credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein; and

WHEREAS, the Guarantors (as defined below) have agreed to, subject to the terms and conditions set forth under the Guaranty Agreement (as defined below), guarantee the obligations of the Borrower hereunder and under the other Loan Documents (as defined below).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants set forth herein, the Borrower, the Administrative Agent and the Lenders hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the voting stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Acquisition Documents” means, collectively, the Share Purchase Agreement and all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith on or prior to the Closing Date, in each case as amended, supplemented or otherwise modified from time to time in accordance with Section 7.12(c).

“Administrative Agent” means Citibank del Peru S.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Anti-Corruption Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S., U.K., Spain, Colombia, Mexico and Peru) applicable to each Loan Party, their respective Affiliates or any party to the Loan Documents concerning or relating to bribery or corruption, including, without limitation, the FCPA, the U.K. Bribery Act of 2010, any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions, applicable Colombian laws 80 of 1993, 734 of 2002, 1121 of 2006, 1474 of 2011 and 1778 of 2016, the External Circular 100-000003 of July 26, 2016 issued by the Colombian Superintendence of Companies (Superintendencia de Sociedades de Colombia), provisions of the Colombian Criminal Code (Código Penal) relating to anti-corruption any circular approved by the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) relating to anti-corruption practices, Articles 397°, 397° -A, and 398°, of Section IV of Chapter II of Title XVIII of the Peruvian Código Penal, Peruvian Legislative Decree No. 635; Law No. 30424 (as amended by Legislative Decree No. 1352 and Law No. 30835) and Legislative Decree No. 1385 (Decreto Legislativo mediante los cuales se incorporan al Código Penal los artículos 241-A y 241-B que sanciona los actos de corrupción entre privados), the Federal Law to Prevent and Identify Transactions with Funds Unlawfully Obtained (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), the Federal Anticorruption Law on Public Procurement (Ley Federal Anticorrupción en Contrataciones Públicas), the Federal Law of Administrative Responsibilities of Government Officials (Ley Federal de Responsabilidades Administrativas de los Servidores Públicos), Mexican Federal Criminal Code (Código Penal Federal) and any other law related with the Mexican General Law for the National Anticorruption System (Ley General del Sistema Nacional Anticorrupción), and all other similar anti-bribery or corruption laws applicable to any Loan Party or any Subsidiary thereof.

“Anti-Money Laundering Laws” means all laws of any jurisdiction (including the U.S., Colombia, Mexico and Peru) applicable to the Loan Parties or their respective Affiliates or any party to the Loan Documents concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, the Currency and Financial Transactions Reporting Act

of 1970, as amended by Title III of the Act, the Money Laundering Control Act of 1986, other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act,” as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (PATRIOT Act) of 2001, the Colombian Law 599 of 2000 (Código Penal Colombiano), Law 1121 of 2006, the Peruvian regulations issued by the Peruvian Superintendency of Banks, Insurance and Private Pension Fund Administrators (Superintendencia de Banca, Seguros y Administradoras Privadas de Fondos de Pensiones) regarding or relating to terrorism financing or money laundering, and all rules and regulations implementing these Laws, as any of the foregoing may be amended from time to time, and any other similar laws or regulations concerning anti-money laundering or anti-terrorism applicable to any Loan Party or any Subsidiary thereof.

“Applicable Margin” means, (a) for each Tranche A Loan, a rate per annum equal to (i) during the period commencing on (and including) the Closing Date and ending on (but excluding for purposes of calculating interest) the second anniversary thereof, 1.30%, and (ii) during the period commencing on (and including) the second anniversary of the Closing Date and at any time thereafter, 1.40%, and (b) for each Tranche B Loan, a rate per annum equal to 2.90%.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.12. If the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Citibank, N.A. and Banco Santander S.A., or any of their designated Affiliates, in their capacity as joint lead arrangers and bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), together with a processing and recordation fee in the amount of U.S.$3,500, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent; provided, however, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (ii) the processing and recordation fee will not be payable upon an assignment to an Affiliate of a Lender. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS if such lease were accounted for as a capital lease.

“Audited Financial Statements” means (i) the audited consolidated balance sheet of Auna and its Subsidiaries as of the end of each of the fiscal years ended December 31, 2015, December 31, 2016, and December 31, 2017, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of Auna and its Subsidiaries, including the notes thereto, and (ii) the audited Consolidated balance sheet of each Guarantor and its Subsidiaries as of the end of each of the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal years of each Guarantor and its Subsidiaries, including the notes thereto.

“Auna” means Grupo Salud del Perú S.A.C., a closely held corporation (sociedad anónima cerrada) incorporated and existing under the laws of Peru.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate or interest per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its “base rate,” and (c) the LIBO Rate plus 1.00%; provided, that, notwithstanding anything herein to the contrary, the Base Rate shall at no time be less than zero.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means, (i) at any time prior to the consummation of the Permitted Merger, Auna Colombia, and (ii) at any time following the consummation of the Permitted Merger, the Target.

“Borrowing” means a borrowing of the Loans pursuant to Article II.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, New York, United States of America, Madrid, Spain, Lima, Peru, Bogotá, Colombia, Mexico City, Mexico and, if such day relates to any LIBO Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligations” of any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with IFRS.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however denominated) of such Person’s capital stock whether now outstanding or issued after the date of this Agreement.

“Cash Equivalents” means:

(a) Dollars or money in other currencies received or acquired in the ordinary course of business;

(b) marketable obligations, maturing within one year following the acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(c) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptance with maturities not exceeding 90 days from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Colombia that has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “A” by Fitch or S&P, or “A2” by Moody’s;

(d) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of 90 days or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding 90 days from the date of acquisition and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 and having a rating with respect to its public long-term unsecured unsubordinated debt securities of not less than “A” by Fitch or S&P, or “A2” by Moody’s;

(e) commercial paper rated “A-1” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act and maturing within 90 days after the date of acquisition; and

(f) money market funds at least 95% of the assets which consist of investments of the type described in clauses (a) through (e) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) the Permitted Holders (directly or indirectly) shall cease to be individually or in the aggregate, the ultimate beneficial owner (as such term is defined in rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934) of more than 66.6% of the Equity Interest in Auna; or

(b) the Permitted Holders shall for any reason cease, individually or in the aggregate, to Control Auna; or

(c) Auna shall for any reason cease, directly or through one or more of its Subsidiaries, to be the “beneficial owner” (as so defined) of 97.32% of the Equity Interests in the Borrower; or

(d) Auna shall for any reason cease, directly or through one or more of its Subsidiaries, to be the “beneficial owner” (as so defined) of 66% of the Equity Interests in any Guarantor (other than MedicSer); or

(e) Auna shall for any reason cease, directly or through one or more of its Subsidiaries, to be the “beneficial owner” (as so defined) of at least 99.9% of the Equity Interests in MedicSer; or

(d) Auna shall for any reason cease, individually or in the aggregate, to Control the Borrower or any Guarantor; or

(e) at any time following the Closing Date and prior to the consummation of the Permitted Merger, Auna Colombia shall for any reason cease, directly or through one or more of its Subsidiaries, to be the “beneficial owner” (as so defined) of at least 95% of the Equity Interests of the Target.

“Closing Date” means the first date falling on or prior to December 28, 2018, on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the property of any Person from time to time subject to the Security Documents as security, inter alia, for the obligations of the Loan Parties under the Loan Documents.

“Collateral Agent” means Scotiabank Peru S.A.A., as collateral agent for, inter alios, the Lenders, pursuant to the Intercreditor Agreement, and its successors in such capacity.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the commercial value of the real estate assets granted as collateral pursuant to the Peruvian Mortgages and the Peruvian Assets Security Trust Agreement as per the most recent appraisal report prepared by a perito pursuant to the mechanisms established in the Security Documents prior to such date of determination, to (b) the aggregate principal outstanding amount of the Loans as of such date (after giving effect to any new extension of credit made in accordance with Section 2.13).

“Colombia” means the Republic of Colombia.

“Colombian Collateral Agent” means Fiduciaria Colpatria S.A., as collateral agent pursuant to the Encargo Fiduciario, and its successors in such capacity.

“Colombian Stock Pledge Agreement” means the stock pledge agreement (contrato de garantía mobiliaria sin tenencia sobre acciones) to be entered into among the Borrower, as pledgor, and the Colombian Collateral Agent, as pledgee, with respect to 100% of the Equity Interests in the Target owned by the Borrower, substantially in the form of Exhibit B, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Commitment” means a Tranche A Commitment or a Tranche B Commitment, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with IFRS.

“Consolidated Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Rolling Period ending on such date (or, if such day is not the last day of a fiscal quarter of Auna, ended on the last day of the fiscal quarter of Auna most recently ended prior to such day) (for purposes of this definition, the “reference period”) to (b) an amount equal to (i) Consolidated Interest Charges for the reference period (plus (x) financial income for such period as reported in the financial statements of Auna for the fiscal quarter of Auna most recently ended prior to such date, minus (y) any deferred financial expenses disregarded in connection with the refinancing of Indebtedness during such period, minus (z) financial expenses associated with letters of credit (including standby and commercial) bankers’ acceptances and bank guaranties incurred during such period), plus (ii) Consolidated Principal Charges for the 12-month period commencing on such date.

“Consolidated EBITDA” means, for any period, for Auna and its Subsidiaries on a Consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) any foreign exchange and monetary variation losses for such period, (iii) the provision for federal, state, local and foreign income taxes payable by Auna and its Subsidiaries for such period, (iv) depreciation and amortization expense, (v) any non-cash expenses, losses or charges for such period (including, without limitation, any non-cash stock based compensation expense for such period), (vi) net losses from discontinued operations for such period (vii) the aggregate costs and expenses (such aggregate costs and expenses (or the Dollar Equivalent thereof) not to exceed, in respect of all relevant periods, U.S.$2,000,000) actually paid by the Borrower in connection with the PMLA Acquisition, and (viii) the aggregate costs and expenses (such aggregate costs and expenses (or the Dollar Equivalent thereof) not to exceed S/35,000,000) actually paid by Auna or any of its Subsidiaries, during the period commencing on the date on which the pre-operating of the PPP Project phase begins and ending when the PPP Project begins its operating phase, minus (b) the following to the extent included in calculating such Consolidated Net Income: the sum of (i) federal, state, local and foreign tax losses of Auna and its Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period, (iii) all net gains from discontinued operations for such period and (iv) any foreign exchange and monetary variation gains for such period. As used in connection with any Person other than Auna, the term “EBITDA” shall have a correlative meaning with the foregoing (with each reference to Auna in the definition of “Consolidated EBITDA” being deemed a reference to such Person and each reference therein to the Subsidiaries of Auna being deemed a reference to such Person’s Subsidiaries).

“Consolidated Interest Charges” means, for any period, for Auna and its Subsidiaries on a Consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Auna and its Subsidiaries in connection with borrowed money (including capitalized interest), all financial direct obligations arising under unreimbursed funded letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and/or in connection with the deferred purchase price of assets, in each case to the extent treated as financial costs in accordance with IFRS; provided, that fees and expenses incurred in connection with the refinancing of such borrowed money shall be deemed excluded for purposes of this definition, (b) the portion of rent expense of Auna and its Subsidiaries with respect to such period under capital leases that is treated as financial costs in accordance with IFRS, minus (c) financial income for such period as reported in the financial statements of Auna for the fiscal quarter of Auna most recently ended prior to such date.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Funded Indebtedness as of such date, to (b) Consolidated EBITDA for the Rolling Period ending on such date (or, if such day is not the last day of a fiscal quarter of Auna, ended on the last day of the fiscal quarter of Auna most recently ended prior to such day).

“Consolidated Net Funded Indebtedness” means, as of any date of determination, for Auna and its Subsidiaries on a Consolidated basis, (A) the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all financial direct obligations arising under funded letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Auna or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Auna or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Auna or such Subsidiary; minus (B) the aggregate amount of unrestricted cash and Cash Equivalents held by Auna and its Subsidiaries on such date, determined on a Consolidated basis in accordance with IFRS; provided, that cash and Cash Equivalents pledged as part of Collateral shall be deemed to be unrestricted for purposes of this definition.

“Consolidated Net Income” means, for any period, for Auna and its Subsidiaries on a Consolidated basis, the net income (or loss) of Auna and its Subsidiaries determined in accordance with IFRS.

“Consolidated Principal Charges” means, for any period, for Auna and its Subsidiaries on a Consolidated basis, the sum of (a) all scheduled principal payments of Auna and its Subsidiaries in connection with borrowed money, with the deferred purchase price of assets, with purchase money Indebtedness and with all financial direct obligations arising under unreimbursed funded letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties, and, (b) the portion representing repayment of principal of Auna and its Subsidiaries with respect to such period under capital leases.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, Colombian Law 1116 of 2006, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Colombia, Peru, the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate otherwise applicable to such Loan, plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Collateral Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Collateral Agent or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Collateral Agent and each other Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “U.S.$” mean lawful money of the United States.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as quoted by the Administrative Agent or any Affiliate thereof at approximately 11:00 a.m. on the date of such determination.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund, or (d) any bank, financial institution or other entity which is regularly and primarily engaged in or established for the purposes of making, purchasing or investing in loans and, in each case, that is not incorporated in Peru or is part of a group that has its main corporate headquarters in Peru.

“Environmental Laws” means any and all national, departmental, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the subscription and payment by Oncosalud of newly issued shares of the Capital Stock of the Borrower, in an aggregate amount equal to COP220,800,000,000.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), and (c) withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471 (b) (1) of the Code any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code, and any foreign legislation implemented to give effect to any such intergovernmental agreement, treaty or convention.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, (i) the letter agreement, dated the date hereof, between the Borrower and the Administrative Agent, and (ii) the letter agreement, dated the date hereof, among the Borrower and the Arrangers.

“Fitch” means Fitch Ratings Inc. and any successor thereto, or its Affiliates.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Governmental Authority” means the government of Colombia, Peru, Spain, the United States, Mexico or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GSP” means GSP Holding S.A.C., a sociedad anónima cerrada incorporated and existing under the laws of Peru.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, MedicSer, Oncosalud and Oncocenter.

“Guaranty Agreements” means, collectively, (i) the guaranty agreement governed by and construed in accordance with the Law of the State of New York, to be entered into among the Guarantors and the Administrative Agent, substantially in the form of Exhibit D-1, and (ii) the guaranty agreement governed by and construed in accordance with the Law of Peru, to be entered into among the Guarantors and the Administrative Agent, substantially in the form of Exhibit D-2, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Provider” means, collectively, any Lender (or any Affiliate thereof) that enters into a Reference Hedge with Oncosalud or the Borrower and that is a party hereto on the Closing Date or becomes a party hereto following the Closing Date pursuant to a joinder agreement substantially in the form of Exhibit E; provided that with respect to Reference Hedges entered into with the Borrower, the Hedge Provider represents that it is in compliance with the requirements to be an Authorized Foreign Agent (Agente del Exterior Autorizado) for derivatives transactions, as per Colombian foreign exchange applicable Law.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” means (a) any and all interest rate protection agreements, interest rate future agreements, interest rate option agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements, foreign exchange contracts, currency swap agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, traded at the over-the-counter or standardized markets and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by any form of master agreement published by the International Swaps and Derivative Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (such master agreement, together with any related schedules, a “Master Agreement”) including any such obligations or liabilities under any Master Agreement.

“IFRS” means the International Financial Reporting Standards, as adopted, and in effect from time to time, by the International Accounting Standards Board, consistently applied throughout the periods involved.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or to extend the maturity of, or become responsible for, the payment of such Indebtedness; provided, however, that neither (i) the accrual of interest, (ii) the accretion of original issue discount nor (iii) an increase in the outstanding amount of Indebtedness caused by fluctuations in the exchange rates of currencies shall be considered an Incurrence of Indebtedness. The terms “Incurrence” and “Incurring” have corresponding meanings.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with IFRS:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Hedging Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Guarantees of such Person in respect of any of the foregoing; and

(i) all other obligations of such Person which are required to be reflected in, or are reflected in, such Person’s financial statements, recorded or treated as debt under IFRS.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of any Capital Lease Obligations or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Tranche B Lender” means a Tranche B Lender party to this Agreement on the Closing Date.

“Intellectual Property” means all trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, patents, patent applications, patent rights, franchises, licenses and other intellectual property rights.

“Intercreditor Agreement” means the Intercreditor Agreement, to be entered into among the Loan Parties, Oncosalud, in its capacity as borrower under the Soles Credit Agreement, the Administrative Agent (acting on behalf of the Lenders), the administrative agent under the Soles Credit Agreement and the Collateral Agent, substantially in the form of Exhibit F, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means, (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, and the Maturity Date.

“Interest Period” means as to any LIBO Rate Loan, initially, the period commencing on the date such LIBO Rate Loan is disbursed and ending on the numerically corresponding day in the calendar month that is three months thereafter and, thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBO Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” means:

(a) for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to (i) London Interbank Offered Rate (the “LIBOR Screen Rate”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source which has been nominated by the ICE Benchmark Administration Ltd. or an entity which has replaced the ICE Benchmark Administration Ltd. providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a three-month term; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, determined two London Banking Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided, further, that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “LIBO Rate.”

“LIBO Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any reasonable conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, fideicomiso de garantia, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Line of Business” means business activities of the Loan Parties relating primarily to (i) the operation, development and management of health care centers and (ii) oncology health insurance with oncological and general healthcare services, and activities reasonably related to the activities in (i) and (ii).

“Loan” means a Tranche A Loan or a Tranche B Loan, as the context may require.

“Loan Documents” means this Agreement, the Notes, the Fee Letters, the Intercreditor Agreement, the Guaranty Agreement, the Security Documents, the Reference Hedges and each other agreement, certificate, instrument or document executed and delivered in connection with any of the foregoing.

“Loan Notice” means a notice requesting a Borrowing of LIBO Rate Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit G.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of any Loan Party or of the Loan Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse effect upon the validity or priority of the security interests purported to be granted to the Collateral Agent, the Administrative Agent and the Lenders under the Security Documents.

“Maturity Date” means the fifth anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“MedicSer” means Medic Ser S.A.C., a sociedad anónima cerrada incorporated and existing under the laws of Peru.

“Mexico” means the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto, or its Affiliates.

“Net Cash Proceeds” means an amount equal to (i) cash payments actually received, minus (ii) the sum of (A) any taxes payable as a result of any gain recognized directly as a result of the event leading to the cash payment and (B) any direct out-of-pocket reasonable and documented selling costs, fees and expenses incurred as a result of the event leading to the cash payment.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note governed by Colombian Law with blank spaces and its corresponding letter of instructions (the “Instructions Letter”) (pagaré con espacios en blanco y carta de instrucciones) substantially in the form of Exhibit H, with appropriate insertions and delivered by the Borrower in favor of each Lender with respect to the Loans.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including, to the extent permitted by applicable Law, interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, or any successor thereof.

“Oncocenter” Oncocenter Perú S.A.C., a sociedad anónima cerrada incorporated and existing under the laws of Peru.

“Oncosalud” means Oncosalud S.A.C., a sociedad anónima cerrada incorporated and existing under the laws of Peru.

“Organization Documents” means, with respect to any Person, (i) in the case of a corporation organized under the laws of Colombia, its by-laws (estatutos sociales) and a certificate of existence and legal representation issued by the relevant chamber of commerce, (ii) in the case of a corporation organized under the laws of Peru, its by-laws (estatutos sociales) and a certificate of existence and legal representation or official copy of the electronic entry (copia literal de la Partida Registral), (iii) in the case of any other corporation, the articles or certificate of incorporation and by-laws (or similar documents) of such Person, (iv) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (v) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (vi) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (vii) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Permitted Holders” means any Person directly or indirectly Controlled by (a) Enfoca SAFI or Enfoca Discovery 2. G.P., LP or (b) any other Person directly or indirectly Controlled or managed by Enfoca Discovery 2 G.P., LP or Jesús Antonio Zamora Leó.

“Permitted Merger” means the merger (fusión) of Auna Colombia with and into the Target, in a transaction in which the Target shall be the surviving Person.

“Permitted Refinancing” means, with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal or extension of such Indebtedness; so long as (a) the principal amount thereof does not exceed the sum of (i) the outstanding principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended plus (ii) prepayment premiums paid, and reasonable and customary fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) such modification, refinancing, refunding, renewal or extension has (i) a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended, and (ii) a Weighted Average Life to Maturity equal to or longer than the earlier of the Weighted Average Life to Maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) the direct and contingent obligors of such Indebtedness shall not be changed, as a result of or in connection with such modification, refinancing, refunding, renewal or extension, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations or secured by Liens on the Collateral junior to those created under the Security Documents, such modification, refinancing, refunding, renewal or extension is subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modification, refinancing, refunding, renewal or extension shall be unsecured, and (f) at the time of such modification, refinancing, refunding, renewal or extension of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or result therefrom after giving Pro Forma Effect thereto.

“Person” means any natural person, corporation, limited liability company, trust, fideicomiso, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peru” means the Republic of Peru.

“Peruvian Assets Security Trust Agreement” means the security trust agreement (fideicomiso en garantía), dated as of June 30, 2016, among, inter alia, MedicSer, GSP, Oncosalud, Scotiabank Perú S.A.A., and the Trustee, as amended pursuant to the First Amendment to the Peruvian Assets Security Trust Agreement, to be entered into among Oncosalud, MedicSer and GSP, as trustors, the Collateral Agent, as beneficiary, Scotiabank Perú S.A.A., Oncosalud and the Trustee, substantially in the form of Exhibit I, as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Peruvian Cash Flow Security Trust Agreement” means the security trust agreement (fideicomiso de flujos en garantía), dated as of June 30, 2016, among, inter alia, Oncosalud, Scotiabank Perú S.A.A. and the Trustee, as amended pursuant to the First Amendment to the Peruvian Cash Flow Security Trust Agreement, to be entered into among Oncosalud, as trustor, the Collateral Agent, as beneficiary, Scotiabank Perú S.A.A. and the Trustee, substantially in the form of Exhibit J, as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Peruvian Mortgages” means, collectively, (i) the mortgage (hipoteca) to be entered into among the Trustee, as mortgagor, and the Collateral Agent, as beneficiary, in respect of the surface right over the real estate property on which the Clínica Delgado is located and (ii) the mortgage (hipoteca) to be entered into among Oncosalud and certain of its Affiliates, as mortgagors, and the Collateral Agent, as beneficiary, in respect of the real estate to be described therein, each substantially in the form of Exhibit K, and each as amended, amended and restated, supplemented or otherwise modified from time to time.

“Pesos” or “COP” means the lawful money of Colombia.

“PPP Project” means the the remodeling and implementing of infrastructure, equipment, management and rendering of services under the Contrato de Asociación Público Privada para la Remodelación e Implementación de Infraestructura, Equipamiento, Gestión y Prestación de Servicios Asistenciales y Administrativos en la Torre Trecca entered into by the Seguro Social de Salud – ESSALUD and Consorcio Trecca S.A.C., as amended, amended and restated, supplemented or otherwise modified from time to time.

“Prepayment Fee” shall mean, with respect to any prepayment of the Loans pursuant to Section 2.03(a), an amount equal to (i) if such prepayment is made at any time during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, 3.0% of the principal amount of the Loans so prepaid, (ii) if such prepayment is made at any time during the period commencing on the day immediately succeeding the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date, 2% of the principal amount of the Loans so prepaid, and (iii) if such prepayment is made at any time during the period commencing on the day immediately succeeding the third anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date, 1.0% of the principal amount of the Loans so prepaid.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable Rolling Period for the applicable covenant or requirement: (a)(i) with respect to any Specified Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for Auna and its Subsidiaries in accordance with IFRS or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information satisfactory to the Administrative Agent, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, (x) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower and (y) any such calculation shall be subject to the applicable limitations set forth in the definition of “Consolidated EBITDA.”

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the Consolidated Leverage Ratio and the Consolidated Debt Service Coverage Ratio as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 6.01 after giving Pro Forma Effect to the applicable Specified Transaction.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Hedge” means any Hedging Agreement required under Section 6.13, entered into between Oncosalud or the Borrower, as applicable, and a Hedge Provider.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Loan Party, a legal representative whose name appears in the Certificado de Existencia y Representación, or any other officer of such Loan Party acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of each Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof); provided, however, that dividends, distributions or payments to the Borrower shall not constitute Restricted Payments.

“Rolling Period” means, with respect to any fiscal quarter of the Borrower, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor thereto, or its Affiliates.

“Sanctioned Jurisdiction” means, at any time, a country, territory or geographical region which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Crimea and Syria).

“Sanction(s)” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Sanctions Laws” means all laws, rules, regulations and requirements of any jurisdiction (including the U.S., Colombia and Peru) applicable to each of the Loan Parties, their respective Subsidiaries, or any party to the Agreement concerning or relating to Sanctions, terrorism or money laundering, including, without limitation, (a) the Executive Order; (b) the Act; (c) the U.S. International Emergency Economic Powers Act; (d) the U.S. Trading with the Enemy Act; (e) the U.S. United Nations Participation Act; (f) the U.S. Syria Accountability and Lebanese Sovereignty Act; (g) the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; (h) the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012; and (i) any similar laws, rules, regulations and requirements enacted, administered or enforced by the U.S.), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (c) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the “Specially Designated National and Blocked Person” list; (d) located, organized or resident in a Sanctioned Jurisdiction that is, or whose government is, the subject or target of Sanctions; (e) which otherwise is, by public designation of the United Nations Security Council, the European Union or Her Majesty’s Treasury, the subject or target of any Sanction; (f) with which any party to the Loan Documents is prohibited from dealing or otherwise engaging in any transaction pursuant to any Sanctions Laws; or (g) owned or Controlled by any such Person or Persons described in the foregoing clauses (a)-(f).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means, collectively, the Peruvian Mortgages, the Colombian Stock Pledge Agreement, the Peruvian Cash Flow Security Trust Agreement and the Peruvian Assets Security Trust Agreement.

“Sellers” has the meaning assigned to the term Vendedores in the Share Purchase Agreement.

“Share Purchase Agreement” means the share purchase agreement, entered into between the Sellers and Auna, dated September 6, 2018, pursuant to which Auna Colombia agreed to purchase from the Sellers their Equity Interests in the Target, as the same may be amended and supplemented from time to time.

“Soles” or “S/” refers to the lawful currency of Peru.

“Soles Credit Agreement” means the Credit Agreement, dated as of the date hereof, among Oncosalud, as borrower, and Scotiabank Perú S.A.A., as lender, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Soles Credit Agreement Loan Documents” has the meaning assigned to the term “Documentos del Préstamo” under the Soles Credit Agreement.

“Solvent” means, with respect to any Person on any date of determination, that on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, Incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) in the case of any Person organized under the laws of Colombia on any date of determination, on such date (i) such Person has not filed, or consented to the filing of, a petition to initiate a reorganization or liquidation proceeding pursuant to law 1116 of 2006, (ii) such Person has not accrued losses that have diminished its net worth below 50% of its paid-in capital, and (iii) such Person has not declared its inability to pay its debts as they become due. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. “Solvency” has the meaning correlative thereto.

“Specified Disposition” means any sale, transfer or other Disposition (a) that results in a Subsidiary of any Loan Party ceasing to be a Subsidiary of the Loan Party (including of all or substantially all of the Equity Interests of any Subsidiary of the Loan Party) or (b) of any business unit, line of business or division of any Subsidiary of the Loan Parties (including the termination of activities constituting a business).

“Specified Responsible Officer” means any Responsible Officer of the Borrower identified in a certificate delivered to the Administrative Agent substantially in the form of Exhibit L.

“Specified Transaction” means (a) any Acquisition, any Specified Disposition, any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, consolidation or otherwise, (b) any incurrence or repayment of Indebtedness, (c) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (i) the date falling five Business Days following the date hereof and (ii) the date on which the Commitments shall have been entirely utilized or terminated in accordance with this Agreement.

“Threshold Amount” means U.S.$7,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and the aggregate principal amount at such time of its outstanding Loans of such Lender at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tranche A Commitment” means, as to each Tranche A Lender, its obligation to make Tranche A Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Tranche A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds a Tranche A Loan at such time.

“Tranche A Loan” means an extension of credit made by a Tranche A Lender to the Borrower under Article II.

“Tranche B Commitment” means, as to each Tranche B Lender, its obligation to make Tranche B Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Tranche B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds a Tranche B Loan at such time.

“Tranche B Loan” means an extension of credit made by a Tranche B Lender to the Borrower under Article II.

“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties and other parties thereto, as applicable, of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (including the application of the proceeds of the Loans pursuant to this Agreement).

“Trustee” means La Fiduciaria S.A., a sociedad anónima incorporated and existing under the laws of Peru.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date of determination and the making of such payment by (b) the then outstanding principal amount of such Indebtedness as of such date of determination.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan

Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in IFRS. If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders); provided, that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with IFRS prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.

(c) Pro Forma Calculations. For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 7.11, such Pro Forma Compliance will be calculated giving Pro Forma Effect to such Specified Transaction as if the same had occurred at the beginning of the applicable “Test Period,” where “Test Period” shall refer to the last four consecutive fiscal quarter periods for which Consolidated financial statements of Auna and its Subsidiaries have been (or were required to be) delivered pursuant to Section 6.01(a) or (b).

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Tranche A Loan”).

1.06 Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Administrative Agent does not warrant or accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II.

THE COMMITMENTS AND LOANS

2.01 Loans.

(a) Subject to the terms and conditions set forth herein, (a) each Tranche A Lender severally agrees to make LIBO Rate Loans to the Borrower, on the Closing Date, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche A Lender’s Commitment and (b) each Tranche B Lender severally agrees to make LIBO Rate Loans to the Borrower, on the Closing Date, in an aggregate amount not to exceed at any time outstanding the amount of such Tranche B Lender’s Commitment. This Agreement is not a revolving credit agreement. Amounts repaid or prepaid on account of the Loans may not be reborrowed.

(b) Each Lender at its option may make any Loan by causing any domestic or foreign Lending Office of such Lender to make such Loan; provided, however, that the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided, further, that no Lender shall exercise such option if it would result, at the time of exercising such option, in an increase in the amount that the Borrower will be obligated to pay to such Lender pursuant to Section 3.01(a).

2.02 Borrowings.

(a) Each Borrowing of LIBO Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be given by a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the Closing Date (or such shorter time as may be acceptable to the Administrative Agent). The Loan Notice shall specify (i) the proposed Closing Date (which shall be a Business Day), (ii) the principal amount of LIBO Rate Loans to be borrowed, (iii) an irrevocable instruction to the Administrative Agent to transfer, on behalf of the Borrower, the aggregate amount of the proceeds of the requested Borrowing pursuant to a funds flow memorandum dated on or about the Closing Date, from the Borrower (signed by a Specified Responsible Officer of the Borrower) to the Administrative Agent, substantially in the form of Exhibit M.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 10:00 a.m. (New York City time) on the Closing Date (provided, that the Administrative Agent shall not be liable in case of receipt of such funds after such time). Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the funds flow memorandum referred under Section 2.02(a)(iii).

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Citibank N.A.’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) There shall be (i) a single Borrowing of the Tranche A Loans, which shall be made, to the satisfaction of the conditions set forth herein, on the Closing Date and (ii) a single Borrowing of the Tranche B Loans, which shall be made, to the satisfaction of the conditions set forth herein, on the Closing Date.

2.03 Optional and Mandatory Prepayments.

(a) Optional Prepayments.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) five Business Days prior to any date of prepayment of the Loans; and (ii) any prepayment of the Loans shall be in a principal amount of U.S.$2,000,000 or a whole multiple of U.S.$200,000 in excess thereof or, if less, the entire principal amount of the Loans then outstanding. Each such notice shall specify the date and amount of such prepayment.

(ii) If the Borrower makes a voluntary prepayment of the Loans pursuant to this Section 2.03(a) on or prior to the fourth anniversary of the Closing Date, concurrently with such prepayment the Borrower shall pay to the Administrative Agent, for ratable distribution among the Lenders, the applicable Prepayment Fee; provided, however, that the Borrower shall not be required to pay any Prepayment Fee (y) in connection with any voluntary prepayment of the Loans pursuant to this Section 2.03(a) made at any time following the occurrence of a Change in Law that has the effect of requiring the Borrower to pay additional amounts pursuant to Section 3.01(a) and (b) in excess of the amounts required to be paid by the Borrower pursuant to such Section 3.01(a) and (b) immediately prior to the occurrence of such Change in Law or (z) if the funds for such prepayment are obtained from the proceeds of a financing or offering of securities in which the Lenders (or any of their Affiliates) participate either as lenders, arrangers, underwriters, bookrunners or any other capacity in relation thereto.

(b) Mandatory Prepayments.

(i) Upon any adjustment to the purchase price effectively paid to Sellers that is in excess of U.S.$10,000,000 in connection with the PMLA Acquisition pursuant to the Acquisition Documents, received in cash by the Borrower or any of its Subsidiaries pursuant to Section 2.13 of the Share Purchase Agreement (the amount of any such payment, the “Purchase Price Adjustment Amount”), the Borrower shall, or shall cause such Subsidiary to, prepay the Loans, on the Business Day immediately succeeding the day of receipt of such Purchase Price Adjustment Amount, in an amount equal to the Purchase Price Adjustment Amount that is in excess of U.S.$10,000,000.

(ii) During the continuance of an “Evento de Incumplimiento” under (and as defined in) the Soles Credit Agreement, concurrently with any prepayment of the loans under the Soles Credit Agreement, the Borrower shall prepay a portion of the Loans equal to the lesser of (x) the product of (A) the Dollar Equivalent (as of the date of such prepayment) of the aggregate principal amount of the loans under the Soles Credit Agreement actually prepaid and (B) a fraction, the numerator of which is the aggregate amount of principal outstanding under the Loans on such day of prepayment, and the denominator of which is the Dollar Equivalent (as of the date of such prepayment) of the aggregate amount of principal outstanding under the Soles Credit Agreement on such day of prepayment (prior to giving effect to such prepayment of the loans), and (y) the then aggregate principal amount outstanding of the Loans.

(iii) In case of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds resulting from a Disposition permitted pursuant to Section 7.05(j), on the first Interest Payment Date after receipt thereof, the Borrower shall prepay the Loans in an amount equal to the lesser of (x) the aggregate amount of such Net Cash Proceeds (or the Dollar Equivalent thereof) and (y) the product of (1) the then aggregate principal amount outstanding of the Loans, and (2) a fraction, the numerator of which is the aggregate amount of principal outstanding under the Loans on the day of receipt of such Net Cash Proceeds, and the denominator of which is the sum of the aggregate amount of principal outstanding under the Loans on the day of receipt of such Net Cash Proceeds and the Dollar Equivalent (as of the day of receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries) of the aggregate amount of principal outstanding under the Soles Credit Agreement on the day of receipt of such Net Cash Proceeds; provided, however, that (A) for so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary shall have the option, directly or through one or more Subsidiaries, by notifying the Administrative Agent of its intent prior to such Interest Payment Date, to invest such Net Cash Proceeds within six months from the receipt thereof (which period may be extended for up to 180 days thereafter if the Borrower or any of its Subsidiaries has entered into binding commitments with respect thereto with an unaffiliated third party within such six month period) in assets of the general type used by the Loan Parties in the Line of Business; provided, further that such investment shall only be permitted to be made to the extent such investment is made pursuant to a transaction, or series of transactions, for fair market value; and (B) any portion of such Net Cash Proceeds not invested by the Borrower or such Subsidiary as provided herein, shall be applied to prepay the Loans as contemplated by this clause (iii) no later than the first Interest Payment Date following the expiration of the six months (or, if applicable, twelve month) period mentioned above.

(iv) In case the PMLA Acquisition is not consummated in accordance with the Acquisition Documents on or prior to the date which is two Business Days following the Closing Date, the Borrower shall mandatorily prepay the outstanding principal amount of the Loans.

(v) The Borrower shall notify the Administrative Agent by electronic mail (with confirmation of transmission) or hand delivery of any prepayment hereunder not later than 11:00 a.m. (New York City time) at least (x) three Business Days before the date of any prepayment pursuant to Section 2.03(b)(i) through (iii) and (y) one Business Day before the date of any prepayment pursuant to Section 2.03(b)(iv). Each such notice shall specify the prepayment date, the principal amount of each Loan to be prepaid and the amount of accrued interest thereon to the date of the prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(c) Other Amounts.

(i) Each prepayment of the Loans under this Section 2.03 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the unpaid installments of the Loans in inverse order of maturity.

(ii) The Borrower shall pay any termination or partial termination amounts under (and to the extent required by) any Reference Hedge resulting from any prepayment of the Loans pursuant to this Section 2.03.

2.04 Termination of Commitments.

(a) The Tranche A Commitments and the Tranche B Commitments shall automatically terminate at 5:00 p.m. (New York City time) on the Termination Date.

(b) The Borrower may not reduce or terminate the Commitments.

2.05 Repayment of Loans. The Borrower hereby unconditionally promises to repay to the Administrative Agent, for the account of the Lenders, the outstanding principal amount of the Loans in twenty quarterly installments on the dates specified in the table below (or if any such date is not a Business Day, on the Business Day immediately succeeding such day) (each such date, a “Principal Repayment Date”), each such installment in an amount equal to the lesser of (i) the amount set forth in the table below opposite the date on which such installment is required to be made (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(c)(i)), and (ii) the aggregate principal outstanding amount of the Loans on the date on which such installment is required to be made; provided, however, that all unpaid principal of the Loans on the Maturity Date shall be repaid by the Borrower on the Maturity Date:

Principal Repayment Date	Amount of Principal Repayment

March 26, 2019	2.00% of the aggregate amount of the Loans made on the Closing Date

June 26, 2019	2.00% of the aggregate amount of the Loans made on the Closing Date

September 26, 2019	3.00% of the aggregate amount of the Loans made on the Closing Date

December 26, 2019	3.00% of the aggregate amount of the Loans made on the Closing Date

March 26, 2020	3.00% of the aggregate amount of the Loans made on the Closing Date

June 26, 2020	3.00% of the aggregate amount of the Loans made on the Closing Date

September 26, 2020	3.00% of the aggregate amount of the Loans made on the Closing Date

December 26, 2020	3.00% of the aggregate amount of the Loans made on the Closing Date

March 26, 2021	3.00% of the aggregate amount of the Loans made on the Closing Date

June 26, 2021	3.00% of the aggregate amount of the Loans made on the Closing Date

September 26, 2021	3.00% of the aggregate amount of the Loans made on the Closing Date

December 26, 2021	3.00% of the aggregate amount of the Loans made on the Closing Date

March 26, 2022	3.00% of the aggregate amount of the Loans made on the Closing Date

June 26, 2022	3.00% of the aggregate amount of the Loans made on the Closing Date

September 26, 2022	3.00% of the aggregate amount of the Loans made on the Closing Date

December 26, 2022	3.00% of the aggregate amount of the Loans made on the Closing Date

March 26, 2023	4.00% of the aggregate amount of the Loans made on the Closing Date

June 26, 2023	5.00% of the aggregate amount of the Loans made on the Closing Date

September 26, 2023	5.00% of the aggregate amount of the Loans made on the Closing Date

Maturity Date	Aggregate principal amount of all Loans outstanding on such date

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin for such Loan; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for such Loan.

(b)         (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists and is continuing (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the outstanding principal amount at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and to the fullest extent permitted by applicable Laws, before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) The Borrower shall pay to the Arrangers, the Administrative Agent and the Lenders, as applicable, for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.

(b) All fees payable hereunder or under the Fee Letters, as applicable, shall be paid on the dates due, in the currency specified hereunder or thereunder, in immediately available funds, and shall not be subject to reduction by way of set-off or counterclaim. Fees paid hereunder or under the Fee Letters, as applicable, shall not be refundable under any circumstances.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBO Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) The Loans made by each Lender shall be evidenced by a Note. The Borrower, as issuer, shall prepare, execute and deliver to such Lender a Note payable to such Lender. Thereafter the Loan evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more Notes in such form payable to the payee named therein.

(c) The payment of any part of the principal of any such Note shall discharge the obligation of the Borrower under this Agreement to pay principal of the Loan evidenced by such Note pro tanto, and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Note evidencing such Loan pro tanto. Notwithstanding the discharge in full of any Note, (i) if the amount paid or payable under any such Note (whether arising from the enforcement thereof in Colombia or otherwise) is less than the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Note, to the fullest extent permitted under applicable Law, the Borrower agrees to pay to the Administrative Agent upon its receipt of written demand such difference and (ii) if the amount paid or payable under any such Note (whether arising from the enforcement thereof in Colombia or otherwise) exceeds the amount due and payable in accordance with this Agreement with respect to the Loan evidenced by such Note, each Lender that has received any amounts under such Notes in excess of the amounts due to such Lender hereunder agrees, to the fullest extent permitted under applicable Law, to pay such excess to the Borrower upon its receipt of written demand.

(d) Upon discharge of all obligations of the Borrower under the Loan evidenced by a Note, the Lender holding such Note shall cancel such Note and promptly return it to the Borrower.

(e) Each Lender shall be entitled to have its Notes substituted, exchanged or subdivided for Notes of lesser denominations in connection with a permitted assignment of all or any portion of such Lender’s Loans and Notes pursuant to Section 10.06.

(f) The mutilation, loss, theft or destruction of a Note shall not imply or be deemed to constitute a cancellation of debt or of any other Obligation under or in respect of this Agreement or any Loan, even if any such event has occurred due to acts attributable to any of the Lenders or the Administrative Agent. If a Note is mutilated, the Borrower shall issue and deliver a new Note (together with its corresponding Instructions Letter) of the same principal amount and maturity as the mutilated Note; provided that such mutilated Note shall be returned to the Borrower. If a Note is lost, stolen or destroyed, the Borrower shall, promptly upon the written request of the Administrative Agent, and provided that the proceeding for the cancellation and replacement of the Note has been conducted and the lost, stolen or destroyed Note is deemed cancelled in accordance with applicable Colombian Law, issue and deliver to the applicable Lender a new Note (together with its corresponding Instructions Letter) of the same principal amount and maturity as the lost, stolen or destroyed Note.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General.

(i) All payments to be made by the Borrower shall be made free and clear of, and without condition or deduction for, any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 10:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 10:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise provided for in this Agreement, any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii) Whenever any payment received by the Administrative Agent under this Agreement or any other Loan Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent, the Lenders and the Hedge Providers under this Agreement and the other Loan Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent and the Arrangers under and in connection with this Agreement and the other Loan Documents; second, to the payment of all expenses due and payable under Section 10.04 or any equivalent provision of any Reference Hedge, ratably among the Lenders and the Hedge Providers in accordance with the aggregate amount of such payments owed to each such Lender or Hedge Provider; third, to the payment of interest then due and payable on the Loans ratably in accordance with the aggregate amount of interest owed to each such Lender; and fourth, to the payment of the principal amount of the Loans and unpaid obligations (to the extent not covered by clause second above) under any Reference Hedge which is then due and payable ratably among the Lenders and the Hedge Providers in accordance with the aggregate amount owed to each such Lender or the amount of such obligations owed to the Hedge Providers.

(iii) Except to the extent otherwise provided herein (i) each payment or prepayment of principal of Loans shall be made for the account of the Lenders of each Type pro rata in accordance with the amount of the respective unpaid principal amounts of the Tranche A Loans and the Tranche B Loans and within each Type shall be made for the account of the Lenders of such Type pro rata in accordance with the amount of the respective unpaid principal amounts of the Loans of such Type held by the respective Lenders and (ii) each payment of interest by the Borrower shall be made for the account of the Lenders of each Type pro rata in accordance with the amount of the respective unpaid principal amounts of the Tranche A Loans and Tranche B Loans, and within each Type shall be made for account of the Lenders of such Type pro rata in accordance with the amounts of interest on the Loans of that same Type then due and payable to the Lenders of such Type.

(iv) For so long as no “Evento de Incumplimiento” under (and as defined in) the Soles Credit Agreement shall have occurred and be continuing, the Borrower may make a voluntary prepayment in whole or in part under the Soles Credit Agreement without making a pro rata payment under this Agreement and may make a voluntary prepayment in whole or in part under this Agreement without making a pro rata payment under the Soles Credit Agreement.

(b)        (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the

Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, or to make any payment under Section 10.04(c) on any date required hereunder, shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Defaulting Lenders shall not be entitled to receive any fees pursuant to the Loan Documents for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13 Increase in Commitments.

(a) Request for Increase. If, and so long as, no Event of Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, from time to time, request the Lenders an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding U.S.$25,000,000 (the

“Additional Commitments”); provided that (i) any such request for an increase shall be in a minimum amount of U.S.$5,000,000, and (ii) the Borrower may make a maximum of four such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than five Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders have not agreed to increase their Commitments, or if the amount of increase in their Commitments is less than the amount requested by the Borrower pursuant to Section 2.13(a), the Borrower will then be entitled to obtain Additional Commitments from other banks (so long as such banks are not Affiliates of the Borrower and would be permitted at such time by Section 10.06 to become assignees hereunder), which banks will become Lenders pursuant to a Joinder Agreement.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower, the Lenders and any new lender which becomes a Lender pursuant to a Joinder Agreement of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party, to the extent necessary pursuant to the organizational documents of each Loan Party, approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase (and the making of any new extension of credit to the Borrower in connection with such increase), (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.13, the representations and warranties contained in subsection (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (c), respectively, of Section 6.01, (B) no Default exists, (C) at the time of such increase and after giving effect to such increase on a Pro Forma Basis, (1) the Borrower shall be in compliance with Section 7.11 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such increase (and the making of new extension of credit in connection with such increase) had been consummated as of the first day of the fiscal period covered thereby) and (2) the Collateral Coverage Ratio shall not be less than 2.00:1.00 (after giving effect to such increase on a Pro Forma Basis and the making of any new extension of credit to the Borrower in connection with such increase); and (ii) this Agreement shall be amended, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, to include such terms as are customary for an increase of such type, it being understood that all of the other terms and conditions applicable to each such increase shall be identical to the terms and conditions applicable to the Loans.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (g) below. For purposes of this Section 3.01, “applicable Laws” includes FATCA.

(b) If the Borrower or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to clause (g) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Without limiting the provisions of clauses (a) and (b) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Borrower shall, and does hereby indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon receiving written notice from the Recipient that such Indemnified Taxes have been levied, imposed or assessed, the Borrower agrees (but only to the extent that the Borrower is legally allowed to do so) to pay such Indemnified Taxes directly to the relevant Governmental Authority (provided that no Recipient shall be under any obligation to provide any such notice to the Borrower). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to clause (f) below. The obligations of the Borrower under this Section 3.01(d) shall survive the resignation or removal of the Administrative Agent or the termination of this Agreement.

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (f). Upon the reasonable written request by the Borrower or the Administrative Agent, each Lender will promptly, but only to the extent such Lender is legally and commercially able to do so without material disadvantage, provide to the Borrower and to the Administrative Agent two copies of any form, certification or similar documentation appropriately completed necessary for such Lender to be exempt from or entitled to a reduced rate of Taxes on payments pursuant to this Agreement or the applicable Notes; provided that nothing in this Section 3.01(f) shall require any Lender to disclose any material confidential or proprietary information.

(g) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(h) Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines in its sole discretion that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this clause (h), the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(i) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank Eurodollar market, then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) following which (a) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain its Loans hereunder and (b) if such Change in Law or such restrictions shall so mandate, such Lender’s Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Change in Law or such restrictions, to the Administrative Agent for the account of such Lender, on the last day of the then-current Interest Period for such Loans (or on such earlier date as shall be notified to by the Lender as being the last permissible date for such prepayment under the relevant applicable law); provided, that, in the event that such Lender has notified the Borrower that it is not unlawful for such Lender to maintain Loans accruing interest at a rate determined by reference to the Base Rate, (i) each LIBO Rate Loan held by such Lender will automatically, upon such election, convert into a Base Rate Loan and (ii) the obligation of such Lender to make or maintain LIBO Rate Loans shall be suspended, in each case, until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist (of which cessation each such Lender agrees to promptly notify the Administrative Agent).

3.03 Inability to Determine Rates.

(a) If the Required Lenders determine that for any reason in connection with any request for a Loan or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Loan, or (iii) the LIBO Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent (upon receipt of a written notice from the Required Lenders of a determination of the type described above) will promptly so notify the Borrower and each Lender. Thereafter, Loans shall no longer be available and all Loans shall accrue interest at a rate per annum equal to the Base Rate plus the Applicable Margin, until such time as the Administrative Agent (at the direction of the Required Lenders) notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Required Lenders no longer exist.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed, or that include language similar to that contained herein, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then-existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBO Successor Rate Conforming Changes, and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (b)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended (to the extent of the affected LIBO Rate Loans or Interest Periods), (y) the LIBO Rate component shall no longer be utilized in determining the Base Rate and (z) all Loans shall accrue interest at a rate per annum equal to the Base Rate plus the Applicable Margin. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans (to the extent of the affected LIBO Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing subclause (y)) in the amount specified therein. Notwithstanding anything else herein, in no event shall any LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan, the interest on which is determined by reference to the LIBO Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any failure by the Borrower in making the Borrowing of the Loans after the Borrower has delivered a Loan Notice in accordance with Section 2.02 (including as a result of the failure of any of the conditions set forth in Article IV to be satisfied);

(b) any continuation, conversion, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(c) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower; or

(d) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 (but, in the case of Section 3.01, only to the extent the obligation to pay any such Indemnified Taxes or additional amounts results from a Change in Law after the Closing Date) or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 (but, in the case of Section 3.01, only to the extent the obligation to pay any such Indemnified Taxes or additional amounts results from a Change in Law after the Closing Date) or if any Lender gives a notice pursuant to Section 3.02 and such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of Initial Borrowing. The obligation of each Lender to make its Loan shall not become effective until the date on which the Administrative Agent shall have received each of the following documents or the following conditions precedent shall have been satisfied or waived, as applicable (but in any event by no later than December 28, 2018), each of which shall be satisfactory to each Lender:

(a) Loan Documents. The Administrative Agent or its counsel shall have received (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower, (ii) the Fee Letters, duly executed by each of the parties named as a proposed signatory thereto, (iii) each Note evidencing the Loans requested to be made on the Closing Date, complying with the provisions of Section 2.09, in favor of each Lender, (iv) the Intercreditor Agreement, duly executed by each of the parties named as a proposed signatory thereto, (v) the Peruvian Mortgages, duly executed by each of the parties named as a proposed signatory thereto, (vi) the Peruvian Cash Flow Security Trust Agreement, duly executed by each of the parties named as a proposed signatory thereto, and (vii) the Peruvian Asset Security Trust Agreement, duly executed by each of the parties named as a proposed signatory thereto.

(b) Organization Documents. The Administrative Agent shall have received certified copies of the Organization Documents of each Loan Party and of all corporate authority for such Loan Party with respect to the execution, delivery and performance of each Loan Document to which each such Loan Party is intended to be a party and each other document to be signed and delivered by such Loan Party from time to time in connection herewith and with the Loans.

(c) Financial Statements. The Administrative Agent shall have received (i) the financial statements described in Section 5.05 and (ii) the Consolidated audited financial statements of the Target and its Subsidiaries as of the end of the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 and the related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by an unqualified report thereon of an independent firm of public accountants of reputable standing and (iii) an unaudited Consolidated balance sheet and related statements of operations and cash flows of the Target and its Subsidiaries, as at the end of and for the fiscal quarter ended September 30, 2018, and for the comparable periods of the previous fiscal year, and such financial statements shall be in form and substance reasonably satisfactory to each of the Lenders. Such financial statements shall not be materially inconsistent with the financial statements or other information previously provided to the Lenders.

(d) Legal Opinions. The Administrative Agent shall have received the following legal opinions, each dated as of the Closing Date, in the English language, addressed to the Administrative Agent, each Lender and each Hedge Provider:

(i) an opinion of Posse, Herrera, Ruiz, special Colombian counsel to the Loan Parties, in the form of Exhibit N (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent, the Lenders and the Hedge Providers);

(ii) an opinion of Rodrigo, Elías & Medrano Abogados, special Peruvian counsel to the Loan Parties, in the form of Exhibit O (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent, the Lenders and the Hedge Providers); and

(iii) an opinion of Sullivan & Cromwell LLP, special New York counsel to the Loan Parties, in the form of Exhibit P (and the Borrower has instructed such counsel to deliver such opinion to the Administrative Agent, the Lenders and the Hedge Providers).

(e) Responsible Officer’s Certificate. The Administrative Agent shall have received a Responsible Officer’s Certificate of each Loan Party dated as of the Closing Date, substantially in the form of Exhibit Q, with appropriate insertions and attachments, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, each executed by a Responsible Officer of such Loan Party.

(f) Solvency Certificate. The Administrative Agent shall have received a Responsible Officers’ Certificate of the Borrower, substantially in the form of Exhibit R, confirming the Solvency of the Borrower as of the Closing Date (after giving effect on a Pro Forma Basis to the occurrence of the Closing Date and the consummation of the Transactions).

(g) Collateral. Except for actions permitted to be taken after the Closing Date pursuant to Section 6.14, all filings, recordations and any other actions in connection with the Collateral shall have been duly made so that such Liens created under the Security Documents shall be perfected as first priority Liens in favor of the Collateral Agent, for the ratable benefit of the Lenders and the Hedge Providers, subject to no other Liens (other than non-consensual Liens permitted by Section 7.01 which do not secure Indebtedness).

(h) Payment of Fees. The Borrower shall have paid, or arranged to pay, to the Administrative Agent, the Arrangers and the Lenders all costs, fees, expenses (including, without limitation, the fees and expenses of Gómez-Pinzón Abogados, Payet, Rey, Cauvi & Perez Abogados and Skadden, Arps, Slate, Meagher & Flom LLP, special Colombian, Peruvian and New York counsel, respectively, to the Administrative Agent) and other consideration presented for payment required to be paid on or before the Closing Date pursuant to this Agreement and the other Loan Documents.

(i) Material Adverse Effect. Since December 31, 2017, no event, development or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect, both immediately prior to the Closing Date and also after giving effect thereto, including the making of the Loans on the Closing Date and the intended use thereof.

(j) Target Material Adverse Effect. Since December 31, 2017, no event, development or circumstance has occurred that has had or could reasonably be expected to have a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Target or of the Target and its Subsidiaries, taken as a whole (a “Target Material Adverse Effect”).

(k) Representations and Warranties. Each of the representations and warranties of the Loan Parties set out in this Agreement and in each of the Loan Documents to which such Loan Party is a party shall be, if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the date hereof and as of the Closing Date as if made on and as of each such date or (ii) if such representation and warranty is not so qualified, true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of each such date (except, in each case, in the event any such representation and warranty expressly relates to a given date or period, such representation and warranty shall be so true and correct as of the respective date or for the respective period, as the case may be).

(l) No Default or Event of Default. No event, act or condition shall have occurred and be continuing or would result from the execution, delivery or performance of this Agreement or the other Loan Documents (including after giving effect to the occurrence of the Closing Date and the consummation of the Transactions) which would constitute a Default or an Event of Default (disregarding any cure period therefor).

(m) No Order. There shall not (i) be in effect any statute, regulation, order, decree or judgment of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the Transactions, or (ii) have been commenced any action, suit, investigation or proceeding or, to the knowledge of any of the Loan Parties, threatened in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the ability of the Loan Parties to perform their obligations under the Loan Documents.

(n) Governmental Approvals. Except for actions permitted to be taken after the Closing Date pursuant to Section 6.14, the Administrative Agent shall have received all governmental, shareholder (if applicable) and third party consents and approvals (if applicable) necessary in connection with the Transactions (other than the registration of the Colombian Stock Pledge Agreement with the Colombian Registro de Garantías Mobiliarias, which shall be made by the Colombian Collateral Agent, and any authorization of the Colombian Nacional Health Superintendency (Superintendencia Nacional de Salud) in order to foreclose the Colombian Stock Pledge Agreement, which shall be obtained prior to the foreclosure of the Colombian Stock Pledge Agreement in accordance the term thereof) and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any of the Loan Parties or the Transactions or that could seek or threaten any of the foregoing.

(o) Process Agent Acceptance. Each Loan Party shall have appointed the Process Agent as its agent for service of process in New York in respect of any dispute arising from or relating to this Agreement and the other Loan Documents to which it is a party, and shall have furnished evidence of such appointment and a Process Agent Acceptance, duly executed and delivered by the Process Agent.

(p) Taxes. All applicable taxes and stamp duties due and payable, if any, arising in connection with the execution, delivery and performance of this Agreement and the other Loan Documents shall have been paid in full (other than nominal registration fees to the Colombian Registro de Garantías Mobiliarias in connection with the registration of the Colombian Stock Pledge Agreement, which will be paid in accordance with the Colombian Stock Pledge Agreement).

(q) Loan Notice. The Administrative Agent shall have received a Loan Notice as required by Section 2.02(a), requesting the borrowing of the LIBO Rate Loans to be made on the Closing Date.

(r) Notes. The Administrative Agent or its Colombian counsel shall have received the corresponding Notes of each Lender, evidencing the Loans required to be made by such Lender on the Closing Date, duly executed and delivered by the Borrower, dated as of the Closing Date and complying with the provisions of Section 2.09(b).

(s) Consummation of Transactions under the Acquisition Documents. The Lenders shall be satisfied with the Acquisition Documents and the Borrower shall have made arrangements reasonably satisfactory to the Lenders in order for the PMLA Acquisition to be consummated, on or prior to the date which is two Business Days following the Closing Date, in accordance with the Acquisition Documents and in compliance with applicable Law; provided, that other than conditions that by their nature are only to be satisfied at closing of the PMLA Acquisition, the only condition precedent required to be satisfied for the consummation of the PMLA Acquisition pursuant to the Acquisition Documents as of the Closing Date should be the payment of the portion of the purchase price for the PMLA Acquisition required to be paid with the proceeds of the Loans. No term or condition of any Acquisition Document shall have been amended, modified, waived or supplemented (or consented to be amended, modified, waived or supplemented) except (i) with the prior written consent of the Lenders or (ii) to the extent such amendment, modification, waiver or supplement, or consent thereto, does not adversely affect the interests of the Lenders in any material respect.

(t) Equity Contribution. The Lenders and the Administrative Agent shall have received evidence reasonably satisfactory to them that the Equity Contribution has been consummated, and the Borrower shall have made arrangements in substance and form reasonably satisfactory to the Lenders for the aggregate amount of the Equity Contribution to be applied to the payment of the portion of the purchase price under the Acquisition Documents concurrently with the funding of the Loans on the Closing Date.

(u) KYC Requirements.

(i) Each Lender shall have received all documentation and other information that such Lender requires in order to comply with its obligations under applicable “know your customer” rules and regulations, including the Act; provided that such information is requested by the Administrative Agent to the Borrower not earlier than five business days prior to the Closing Date.

(ii) On the Closing Date the Borrower shall deliver to the Administrative Agent a Beneficial Ownership Certification.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

(v) Due Diligence. The Lenders and the Administrative Agent shall have received evidence of the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and business of the Borrower, the Target and its subsidiaries in scope and with results satisfactory to the Lenders in their sole and absolute discretion.

(w) Colombian Central Bank Requirements. The Administrative Agent shall have received satisfactory evidence that the filing of Formulario No. 6 Información de Endeudamiento Externo Otorgado a Residentes, with the Central Bank or other relevant Governmental Authority of Colombia, as may be required under the laws of Colombia, have been properly filed with the Central Bank or other relevant Governmental Authority of Colombia.

For purposes of compliance with the conditions specified herein, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed date of Borrowing specifying its objection thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Borrower and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as it is currently being conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for (i) the approvals, consents, authorizations, notices or filings, which have been (or as of the Closing Date will be) duly obtained, taken, given or made and are in full force and effect, and (ii) the registration of the Colombian Stock Pledge Agreement in the Target’s share ledger, which will be made in accordance with Section 6.14, (iii) the registration of the Colombian Stock Pledge Agreement before the Colombian Registro de Garantías Mobiliarias which shall be made by the Colombian Collateral Agent, and (iii) the authorization of the Colombian Nacional Health Superintendency (Superintendencia Nacional de Salud) in order to foreclose the Colombian Stock Pledge Agreement, which shall be obtained prior to the foreclosure of the Colombian Stock Pledge Agreement.

5.04 Binding Effect.

(a) This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and/or principles of good faith and fair dealing (whether enforcement is sought by proceedings in equity or at law) or (ii) applicable provisions establishing limitations with respect to exclusive jurisdiction of courts other than Colombian courts with respect to disputes involving Colombian persons.

(b) Each of the Notes shall entitle the holder thereof to commence an executory proceeding against the Borrower in the Colombian courts.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of Auna and its

Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities of Auna and its Subsidiaries as of the date thereof, including liabilities for material taxes and material commitments.

(b) The unaudited consolidated balance sheet of Auna and its Subsidiaries dated September 30, 2018, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the nine-month period ended on that date and for the comparable period of the prior fiscal year of Auna (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of Auna and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The unaudited consolidated balance sheet of each Guarantor and its Subsidiaries dated September 30, 2018, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the nine-month period ended on that date and for the comparable period of the prior fiscal year of each Guarantor (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of each Guarantor and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(d) Since December 31, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect or a Target Material Adverse Effect.

(e) Except for Indebtedness Incurred hereunder, the Borrower does not have any Indebtedness outstanding as of the Closing Date.

(f) As of the Closing Date, none of the Loan Parties or any Subsidiary thereof has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the foregoing financial statements (including the notes thereto).

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the Transactions, or (b) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on the Borrower or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07 No Default. Neither the Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

5.08 Ownership of Property; Liens. The Borrower and each of its Subsidiaries has good and valid title in, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. There are no proceedings regarding environmental matters or compliance with Environmental Laws that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any claim giving rise to any Environmental Liability, or any activity relating to any Hazardous Materials that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes.

(a) The Borrower and its Subsidiaries have filed all national, local and other material tax returns and reports required to be filed, and have paid all national, local and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS and (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary thereof that could, if made, have a Material Adverse Effect.

(b) Under applicable Law, there is no restriction or limitation on the obligation of the Borrower to pay any additional amounts payable pursuant to Section 3.01(b).

5.12 Subsidiaries; Equity Interests.

(a) As of the Closing Date, the Borrower has no Subsidiaries (other than the Target and its respective Subsidiaries after giving effect to the Closing Date and the consummation of the Transactions). The Borrower has no equity investments in any other corporation or entity (other than the Target and its respective Subsidiaries after giving effect to the Closing Date and the consummation of the Transactions). All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Person and in the amounts specified in Schedule 5.12 free and clear of all Liens.

(b) There are no outstanding rights, plans, options, warrants, calls, conversion rights or any obligations, agreements, arrangements or commitments of any character, either firm or conditional (including, without limitation, pursuant to uncapitalized capital contributions), obligating the Borrower or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or any securities exchangeable for, or convertible into, capital stock or obligating the Borrower or any of its Subsidiaries to grant, extend or enter into any such agreement, arrangement, requirement or commitment or providing for the right on the part of any shareholder to subscribe for such shares.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged nor will the Borrower engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither the Borrower, any Person Controlling the Borrower, or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. The Borrower is not subject to any regulation which limits its ability to Incur Indebtedness hereunder or satisfy its obligations under the Loan Documents.

5.14 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15 Compliance with Laws. The Borrower and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property; Licenses, Etc. The Borrower and each Subsidiary thereof owns, or possesses the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other material intellectual property rights that are reasonably necessary for the operation of its respective businesses, without conflict with the rights of any other Person. To the knowledge of the Borrower, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary thereof infringes upon any rights held by any other Person.

5.17 Legal Form.

(a) Each of the Loan Documents to which the Borrower is a party is (and in the case of the Colombian Stock Pledge Agreement will be, when executed by the Borrower in the form attached) in proper legal form under the laws of the jurisdiction of the Borrower for the enforcement thereof against the Borrower under such law; provided, that the Colombian Stock Pledge Agreement shall be enforceable upon (A) its registration before the Colombian Registro de Garantías Mobiliarias by the Lenders or the Colombian Collateral Agent, (B) its registration in the Target’s share ledger, and (C) obtaining the authorization of the Colombian Nacional Health Superintendency (Superintendencia Nacional de Salud) to foreclose the pledge. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Loan Document to which the Borrower is a party in the jurisdiction of the Borrower, it is not necessary that (i) this Agreement or any other Loan Document be filed or recorded with any Governmental Authority in such jurisdiction; provided, that the Colombian Stock Pledge Agreement shall be enforceable against third parties upon its registration before the Colombian Registro de Garantías Mobiliarias by the Lenders or the Colombian Collateral Agent and its registration in the Target’s share ledger; and (ii) nominal registration fees to the Colombian Registro de Garantías Mobiliarias in connection with the registration of the Colombian Stock Pledge Agreement are paid).

(b) Under current laws and regulations of Colombia and each political subdivision thereof, all interest, principal, premium, if any, and other payments due or to be made pursuant to the Loan Documents may be freely transferred out of Colombia and may be paid in, or freely converted into, Dollars.

5.18 Labor Matters. There is (i) no unfair labor practice complaint pending or threatened against the Borrower or any Subsidiary thereof or before any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened against the Borrower or any Subsidiary thereof, (ii) no strike, labor dispute, slowdown or stoppage pending or threatened against the Borrower or any Subsidiary thereof, (iii) no representation proceeding pending with any Governmental Authority involving the employees of the Borrower or of any Subsidiary thereof, (iv) no union representation question existing with respect to the employees of the Borrower or any Subsidiary thereof and (v) no union organizing activity taking place, except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.19 Solvency. Upon giving effect to the execution and delivery of the Loan Documents by the parties thereto and the consummation of the Transaction, the Borrower and its Subsidiaries will be Solvent as of the Closing Date.

5.20 Rank of Debt. The obligations evidenced by each Loan Document to which the Borrower is a party are and will at all times be direct and unconditional general obligations of the Borrower, and rank and will at all times rank in right of payment and otherwise at least pari passu with all other senior unsecured Indebtedness of the Borrower, if any, whether now existing or hereafter outstanding.

5.21 Commercial Activity; Absence of Immunity. The Borrower is subject to civil and commercial law with respect to its obligations under this Agreement, and each other Loan Document to which it is a party. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party constitute private and commercial acts rather than public or governmental acts. Neither the Borrower nor any property of the Borrower is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), setoff or execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any of the other Loan Documents to which it is a party except for the limitations that are set out in Articles 593, 594 and 595 of the Colombian General Code of Procedure (Código General del Proceso) and article 25 of Law 1751 of 2015.

5.22 Use of Proceeds.

(a) The Borrower will use the proceeds of the Loans made on the Closing Date solely (i) to finance in part the PMLA Acquisition, (ii) pay certain costs and expenses associated with the transactions contemplated hereby, and (iii) any remaining balance of the Loans after using the proceeds thereof in accordance with clauses (i) and (ii) above, in an aggregate amount not exceeding U.S.$10,000,000, for other general corporate purposes.

(b) The Borrower will use the proceeds of any Loans made in respect of Additional Commitments pursuant to Section 2.13 for general corporate purposes.

(c) No part of the proceeds of the Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates or is inconsistent with the provisions of Regulation U or Regulation X of the FRB. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

5.23 Acquisition Documents. The Borrower has delivered to the Administrative Agent a true, complete and correct copy of the Acquisition Documents, including any amendments, supplements or modifications with respect thereto. Each of the Acquisition Documents has been validly authorized, executed and delivered by the Borrower (and to the best of the Borrower’s knowledge, each other party thereto) and constitutes the valid and binding obligation of the Borrower (and to the best of the Borrower’s knowledge, each such other party thereto) in accordance with the terms thereof. No default, event of default or similar event has occurred and is continuing under any of the Acquisition Documents. No event or circumstance, the occurrence of which would result in the Borrower having the ability to terminate its obligations under the Acquisition Documents or to decline to consummate the PMLA Acquisition, has occurred or is reasonably expected to occur on or prior to the Closing Date.

5.24 Collateral Matters.

(a) Effective on the date of the Colombian Stock Pledge Agreement, the provisions of the Colombian Stock Pledge Agreement shall be effective to create in favor of the Colombian Collateral Agent for the ratable benefit of the Lenders and the Hedge Providers, a legal, valid and enforceable fully perfected first priority Lien in the Collateral described therein in accordance with the terms thereof, enforceable against the pledgors thereunder, subject to no other Liens; provided, however that the Colombian Stock Pledge Agreement shall be enforceable against third parties upon its registration in (i) the Target’s shares ledger, and (ii) the Colombian Registro de Garantías Mobiliarias by the Lenders or Hedge Providers directly or through the Colombian Collateral Agent.

(b) Effective on the Closing Date, the provisions of the Peruvian Cash Flow Security Trust Agreement shall be effective to create in favor of the Collateral Agent for the ratable benefit of the Lenders and the Hedge Providers, a legal, valid and enforceable Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens, enforceable against the trustee and trustors thereunder; provided, however, that the Peruvian Cash Flow Security Trust Agreement shall be a fully perfected first priority Lien, enforceable against third parties upon its registration with the relevant Peruvian public registry.

(c) Effective on the Closing Date, the provisions of the Peruvian Assets Security Trust Agreement shall be effective to create in favor of the Collateral Agent for the ratable benefit of the Lenders and the Hedge Providers, a legal, valid and enforceable Lien in the Collateral described therein in accordance with the terms thereof, subject to no other Liens, enforceable against the trustee and trustors thereunder; provided, however, that the Peruvian Assets Security Trust Agreement shall be a fully perfected first priority Lien, enforceable against third parties upon its registration in (i) MedicSer’s share ledger, and (ii) the relevant Peruvian public registry.

(d) Subject to the registration of the Peruvian Mortgages with the relevant Peruvian public registry, the provisions of the Peruvian Mortgages shall be effective to create in favor of the Collateral Agent for the ratable benefit of the Lenders and the Hedge Providers, a legal, valid and enforceable Lien in the real estate described therein in accordance with the terms thereof, subject to no other Liens; provided, however, that the provisions of the Peruvian Mortgages shall be a fully perfected first priority Lien, enforceable against third parties upon the filing and registration of such Security Document with the relevant Peruvian public registry.

(e) Neither the establishment of the Liens created by the Security Documents, nor the exercise of the rights and remedies contemplated by the Security Documents at any time, contravenes any provision of Law or any order, writ, injunction or decree of any Governmental Authority or any Contractual Obligation of any Loan Party or any Subsidiary thereof.

(f) None of the Loan Parties has received any written notice of any outstanding adverse claims by any Person in respect of its ownership or entitlement to the assets and rights assigned as Collateral, and the Collateral and the distribution of the proceeds resulting from the enforcement of any Security Document shall be governed solely by the terms of such Security Document.

5.25 Sanctions Laws.

(a) None of the Borrower, its Subsidiaries, Auna or any of their respective directors, officers or employees or, to the knowledge of the Borrower after due inquiry, its agents or Affiliates or those of its Subsidiaries is a Person that is, or is owned or Controlled by Persons that are: (a) a Sanctions Target; or (b) located, organized or resident in a Sanctioned Jurisdiction.

(b) The Borrower, its Subsidiaries, Auna, their respective directors, officers, employees and, to the knowledge of the Borrower after due inquiry, its agents and Affiliates and those of its Subsidiaries are in compliance with Sanctions Laws.

(c) The Borrower and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure continued compliance with the Sanctions Laws.

5.26 Anti-Corruption Laws.

(a) None of the Borrower, its Subsidiaries, Auna or any of their respective directors, officers, or employees or, to the knowledge of the Borrower after due inquiry, its agents or Affiliates or those of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of the Anti-Corruption Laws.

(b) The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with the Anti-Corruption Laws.

5.27 Anti-Money Laundering. None of the Borrower, its Subsidiaries, Auna or any of their respective directors, officers, or employees or, to the knowledge of the Borrower after due inquiry, its agents or Affiliates or those of its Subsidiaries has violated or is violating any Anti-Money Laundering Laws.

5.28 International Banking Facility. The Borrower, an entity located outside the United States of America, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities, such as the Loan hereunder, may be used to finance the non-U.S. operations of the Borrower or the Borrower’s Subsidiaries located outside the United States.

5.29 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower agrees to, and to cause its Subsidiaries to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Auna, a Consolidated balance sheet of Auna and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with IFRS, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit to the effect that such Consolidated financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of Auna and its Subsidiaries;

(b) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with IFRS, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit to the effect that such Consolidated financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries;

(c) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Auna, a Consolidated balance sheet of Auna and its Subsidiaries as at the end of such fiscal quarter, the related Consolidated statements of income or operations for such fiscal quarter and for the portion of Auna’s fiscal year then ended, and the related Consolidated statements of changes in shareholders’ equity, and cash flows for the portion of Auna’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Auna as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Auna and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes; and

(d) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related Consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related Consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a certificate of the independent certified public accountants of Auna and the Borrower, certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken by the Borrower with respect thereto, (ii) certifying the compliance by the Borrower with Section 7.11 and setting forth in reasonable detail the calculations required to establish the compliance by the Borrower with such section, and (iii) stating whether any change in IFRS or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.01(c) and Section 6.01(a), as applicable, and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies (certified by a Responsible Officer of the Borrower as being true, correct and complete) of the definitive documentation evidencing the agreement of, among others, the Target and Auna Colombia to consummate the Permitted Merger, and any other documentation associated therewith;

(e) promptly, and in any event within five Business Days, written notice of any other notices given to or received by any Loan Party pursuant to the Soles Credit Agreement Loan Documents;

(f) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request; and

(g) promptly, upon the consummation of the Permitted Merger, evidence of the filing of the updated Formulario No. 6 Información de Endeudamiento Externo Otorgado a Residentes, with the Central Bank or other relevant Governmental Authority of Colombia, as may be required under the applicable laws of Colombia.

Documents required to be delivered pursuant to Section 6.02(a) through (g) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and, if requested, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or any Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and each Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of the receipt of any material notices in connection with the Acquisition Documents, including, without limitation, notice of any breach or violation of any provision of any of the Acquisition Documents by any party thereto;

(c) of the consummation of the Permitted Merger;

(d) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; and

(e) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations, including contractual obligations, and liabilities, including (a) national, local and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS are being maintained by the Borrower or such Subsidiary, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS are being maintained by Borrower or such Subsidiary; and (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property, except, in each case, to the extent that the failure to pay or discharge would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, as applicable, except in a transaction expressly permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all material rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply with all requirements of (i) all applicable Anti-Money Laundering Laws, Sanctions Laws and Anti-Corruption Laws, and (ii) all other applicable Laws (including, without limitation, Environmental Laws, social security laws, labor laws and tax laws) except in the case of such other applicable Laws identified in subclause (ii) hereof where the failure by the Borrower or any of its Subsidiaries to comply could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with IFRS consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and each Subsidiary thereof, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, provided, that (i) the Administrative Agent and the Lenders shall use reasonable efforts to coordinate and otherwise conduct the foregoing visits and inspections under this Section 6.10 in order to reduce the resulting burden on the Borrower and its Subsidiaries, (ii) unless an Event of Default shall have occurred and be continuing, the foregoing shall be limited to once per calendar year and (iii) the Borrower and its Subsidiaries will not be required to disclose information to the Administrative Agent or any Lender that is prohibited by applicable Law, is subject to attorney-client or similar privilege or constitutes attorney work product or would violate any bona fide obligation of confidentiality to a third party binding upon the Borrower or its Subsidiaries.

6.11 Use of Proceeds(a) .

(a) The Borrower will use the proceeds of the Loans made on the Closing Date solely (i) to finance in part the PMLA Acquisition, (ii) pay certain costs and expenses associated with the transactions contemplated hereby, and (iii) any remaining balance of the Loans after using the proceeds thereof in accordance with clauses (i) and (ii) above, in an aggregate amount not exceeding U.S.$10,000,000, for other general corporate purposes.

(b) The Borrower will use the proceeds of the Loans made in respect of increased Commitments pursuant to Section 2.13 for general corporate purposes.

6.12 Pari Passu Ranking. Take all action which may be or become necessary or appropriate to ensure that the obligations of the Borrower under the Loan Documents to which it is a party will continue to constitute its direct and unconditional obligations ranking at least pari passu in right of payment with all other senior unsecured Indebtedness of the Borrower.

6.13 Reference Hedge. On or prior to January 31, 2019, enter into and maintain at all times any Loans are outstanding, interest rate Hedging Agreements with Hedge Providers covering a notional amount of not less than 100% of the Total Outstandings.

6.14 Preservation of Rights under Security Documents.

(a) (i) Not later than two Business Days following the Closing Date, deliver to the Administrative Agent (x) the Colombian Stock Pledge Agreement duly executed by each of the parties named as a proposed signatory thereto, and (y) evidence reasonably satisfactory to the Administrative Agent that the Colombian Stock Pledge Agreement has been registered in the Target’s shares ledger;

(b) Prior to or on the Closing Date, cause the filing for registration of the Peruvian Mortgages, Peruvian Cash Flow Security Trust Agreement and the Peruvian Assets Security Trust Agreement with the relevant Peruvian public registries, provided that, in the case of the Peruvian Mortgages, the mortgage over certain real estate established therewith will be filed for registration when property over the real estate is acquired by the corresponding mortgagor, according the terms established therewith.

(c) Not later than 45 Business Days following the date on which the Peruvian Mortgages, Peruvian Cash Flow Security Trust Agreement and the Peruvian Assets Security Trust Agreement are filed for registration with the relevant Peruvian public registries (or such longer period set forth under the Soles Credit Agreement therefor), deliver to the Administrative Agent evidence in substance and form satisfactory to the Administrative Agent with respect to the due registration of such Security Documents with the relevant Peruvian public registries.

(d) Take such actions as may be necessary or, to the extent requested by the Administrative Agent, advisable in order to preserve the rights of the Administrative Agent and the Lenders under each of the Security Documents. Without limiting the generality of the foregoing, the Borrower shall, and shall cause its Subsidiaries to, execute any documents, filing statements, agreements and instruments, and take all further action that may be required under applicable Law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created by the Security Documents or such other Liens that may replace the Liens created or intended to be created by the Security Documents in accordance with their terms, in form and substance reasonable satisfactory to the Administrative Agent. Such Liens will be created under the Security Documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver, or cause to be delivered, to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 6.16.

6.15 Beneficial Ownership Regulation. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws.

6.16 Additional Documents. From time to time execute and deliver or cause to be executed and delivered any and all such further documents and instruments as may reasonably be requested by the Administrative Agent that are necessary for the compliance by the Borrower with its obligations under this Agreement and the other Loan Documents to which it is a party.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Note shall remain outstanding, the Borrower agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.01 Liens. Create, Incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document or any Permitted Refinancing;

(b) Liens of the Target or any of its Subsidiaries existing on the date hereof and listed on Schedule 7.01-I (as such Schedule shall be updated by the Borrower and delivered to the Lenders on or prior to January 31, 2019) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal, refinancing, restructuring or extension of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS;

(d) statutory liens of landlords, banks (and rights of set off), carriers’, warehousemen’s, mechanics’, workmen’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) deposits to secure the performance of tenders, bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance and return-of-money bonds, government contracts and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, covenants, licenses, encroachments, protrusions, minor title deficiencies and other similar charges or encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments, attachments or awards not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, so long as no such leases, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or materially impair the use (for its intended purposes) or the value of the property subject thereto;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l) non-exclusive licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any of its Subsidiaries ;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens securing Indebtedness permitted pursuant to Section 7.03(f);

(o) the filing of Unified Commercial Code financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(p) Liens on assets identified in Schedule 7.01-II and on any property or assets not currently owned by the Borrower or its Subsidiaries that are acquired after the date hereof;

(q) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof (pursuant to an Acquisition permitted hereunder) prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary after the date of such acquisition, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; and

(r) any other Liens securing Indebtedness of the Borrower or any Subsidiary thereof in an aggregate amount, not exceeding at any one time outstanding, individually or in the aggregate, U.S.$10,000,000 (or the Dollar Equivalent thereof); provided that no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to occur after giving effect on a Pro Forma Basis to the creation of such Lien.

Notwithstanding the foregoing, in no event the Borrower shall, or shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset, income or revenues (including account receivables) or rights in respect of any thereof, whether presently owned or hereafter acquired, of any Person constituting or intended to constitute Collateral.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b) Investments of the Target or any of its Subsidiaries existing on the Closing Date and listed on Schedule 7.02 (as such Schedule shall be updated by the Borrower and delivered to the Lenders on or prior to January 31, 2019);

(c) the PMLA Acquisition;

(d) advances to officers, directors and employees of the Target or any Subsidiary thereof in an aggregate amount not to exceed U.S.$5,000,000 (or the Dollar Equivalent thereof) at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments associated with the PPP Project in an aggregate amount not to exceed, at any time, U.S.$.10,000,000;

(g) Investments in any Person that is or becomes a Guarantor prior to, or substantially concurrently with, the making of such Investment;

(h) to the extent constituting an Investment, the Acquisition of the Equity Interests of Auna owned, directly or indirectly, by Sucesión Victor Hugo González pursuant to a transaction not exceeding, in the aggregate, U.S.$22,000,000 (or the Dollar Equivalent thereof);

(i) any Acquisition; provided, that (i) no Default shall have occurred and be continuing or would occur after giving effect to the consummation of such Acquisition; and (ii) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such Investment, the Borrower would be in compliance with Section 7.11 for the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 6.01; and

(j) other Investments not exceeding U.S.$10,000,000 (or the Dollar Equivalent thereof) in the aggregate in any fiscal year of the Borrower.

7.03 Indebtedness. Create, Incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents and any Permitted Refinancing;

(b) Indebtedness arising from the Acquisition Documents (as in effect on the date hereof) providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations);

(c) Indebtedness of the Target or any of its Subsidiaries outstanding on the date hereof and listed on Schedule 7.03 (as such Schedule shall be updated by the Borrower and delivered to the Lenders on or prior to January 31, 2019) and any Permitted Refinancing thereof;

(d) Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed U.S.$10,000,000 (or the Dollar Equivalent thereof);

(e) obligations (contingent or otherwise) of the Borrower under Hedging Agreements required under Section 6.13 and under any other Hedging Agreement; provided, that (i) such obligations under such other Hedging Agreement are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Hedging Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f) (i) Indebtedness of a Person that becomes a Subsidiary; provided, that (A) such Indebtedness existed at the time such Person became a Subsidiary and was not created or increased in anticipation thereof, and (B) such Indebtedness is not guaranteed in any respect by the Borrower or any of its Subsidiaries (other than by any such Person that so becomes a Subsidiary), and (ii) any Permitted Refinancing of the Indebtedness referred to in this Section 7.03(f)(i);

(g) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case incurred in the ordinary course of business;

(h) intercompany Indebtedness in an aggregate principal amount not to exceed, at any time, individually or in the aggregate, S/200,000,000 (or the Dollar Equivalent thereof), provided that, so long as an Event of Default has occurred and is continuing such Indebtedness shall rank junior and subordinate in right of payment to the obligations of the Borrower under the Loan Documents in accordance with a subordination agreement to be entered into by the Borrower and the Administrative Agent for the purposes hereof in terms reasonably satisfactory to the Required Lenders;

(i) Guarantees with respect to Indebtedness of the Borrower or any of its Subsidiaries permitted under this Section 7.03; provided, that, if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty Agreement on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(j) Indebtedness in respect of cash management services in the ordinary course of business and in connection with earn out obligations incurred in connection with Investments expressly permitted hereunder;

(k) unsecured Indebtedness; provided, that (i) no Default shall have occurred and be continuing or would result after giving effect to the Incurrence of such Indebtedness and (ii) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to the Incurrence of such Indebtedness, the Borrower would be in compliance with Section 7.11 for the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 6.01;

(l) Indebtedness to finance the PPP Project in an amount not to exceed in the aggregate S/35,000,000; and

(m) other Indebtedness in an aggregate principal amount not to exceed, individually or in the aggregate, U.S.$10,000,000 (or the Dollar Equivalent thereof) at any one time outstanding; provided, that no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to occur after giving effect on a Pro Forma Basis to the creation, Incurrence or assumption of such Indebtedness.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) upon notice to the Administrative Agent, Auna Colombia and the Target may consummate the Permitted Merger; provided, that (i) such merger is consummated pursuant to documentation not objected by the Administrative Agent and the Lenders (it being understood that if within 15 Business Days after receiving notice hereto from the Borrower the Administrative Agent did not raise any objection to the Permitted Merger documentation it will be deemed it has consented to it) and (ii) the Administrative Agent shall have received documentation (including any amendment to the Colombian Stock Pledge Agreement or any additional stock pledge agreement duly executed by the shareholder of the Borrower and the Colombian Collateral Agent) in substance and form satisfactory to the Administrative Agent and the Lenders evidencing that immediately prior and after giving effect to the Permitted Merger, the Collateral Agent shall have, for the ratable benefit of the Lenders and any Hedge Providers, a legal, valid and enforceable fully perfected first priority Lien in all of the Capital Stock of the Borrower, enforceable against the pledgors thereof and third parties, subject to no other Liens;

(b) any Subsidiary of the Borrower may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of the Borrower; provided, that when any wholly-owned Subsidiary of the Borrower is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(c) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary of the Borrower, then the transferee must either be the Borrower or a wholly-owned Subsidiary of the Borrower.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary of the Borrower to the Borrower or to a wholly-owned Subsidiary of the Borrower;

(e) Dispositions permitted by Section 7.04;

(f) the creation of a Lien (but not the sale or other Disposition of the property subject to such Lien) permitted by Section 7.01;

(g) to the extent constituting Dispositions, Investments permitted pursuant to Section 7.02 and Restricted Payments permitted pursuant to Section 7.06;

(h) the issuance of Equity Interests of Subsidiaries to any Loan Party;

(i) subject the following proviso, Dispositions by the Borrower and its Subsidiaries of any assets or property of such Person (other than any asset or property that constitutes Collateral); provided, that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) in any fiscal year of the Borrower shall not exceed 35% of the Consolidated total assets of the Borrower (as reflected in the Consolidated balance sheet of the Borrower in the most recent audited Consolidated financial statements delivered to the Lenders in accordance with Section 6.01), and (iii) the Net Cash Proceeds relating to such Disposition are applied pursuant to Section 2.03(b)(iii); and

(j) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05 (other than any asset or property that constitutes or is intended to constitute Collateral); provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (f) in any fiscal year of the Borrower shall not exceed U.S.$10,000,000 (or the Dollar Equivalent thereof);

provided, however, that any Disposition pursuant to subsections (a) through (f) shall only be permitted to the extent that (i) such Disposition is made for fair market value; and (ii) such Disposition and all transactions related thereto are consummated in accordance with applicable Law.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) the Borrower and each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(b) the Borrower and its Subsidiaries may declare and make Restricted Payments to fund the amounts necessary in order to complete de Acquisition of the Equity Interests owned, directly or indirectly, by Sucesión Victor Hugo González in Auna; provided, that such Restricted Payment shall not exceed, in the aggregate, U.S.$22,000,000 (or the Dollar Equivalent thereof); and

(c) the Borrower may declare or pay cash dividends to its stockholders or holders of its investment shares during any fiscal year of the Borrower; provided, that (x) any such declaration or payment of dividends is made solely out of the net income of the Borrower and its

Subsidiaries available for distribution to the stockholders or holders of investment shares of the Borrower on such fiscal year, as evidenced in the audited financial statements of the Borrower and its Subsidiaries for the fiscal year immediately preceding the fiscal year in which such dividend payment is declared or paid and delivered to the Administrative Agent and each Lender pursuant to Section 6.01(b) and (y) the aggregate amount of any such declaration or payment of dividends does not exceed, during any fiscal year of the Borrower, S/10,000,000.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from:

(a) with respect to Auna Colombia, the ownership of Capital Stock in the Target, and activities, assets and liabilities reasonably related thereto, and liabilities incurred under the Loan Documents and the Acquisition Documents; and

(b) with respect to the Target, the Line of Business.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower whether or not in the ordinary course of business, other than (a) on fair and reasonable terms consistent with those (i) obtainable in a comparable arms’ length transaction with a Person other than an Affiliate or (ii) required under a transfer pricing study conducted by the Borrower or its Affiliates and applicable to such transaction, (b) transactions between the Borrower and any Guarantor not involving any other Affiliate, (c) reasonable and customary indemnities provided to, and reasonable and customary fees and reimbursements paid to, members of the Board of Directors of the Borrower and its Subsidiaries, and (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable indemnification and severance arrangements.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary of the Borrower to pay, directly or indirectly, dividends or make any other distributions in respect of its Equity Interests to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary of the Borrower to Guarantee the Indebtedness of the Borrower, (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, (iv) of any Subsidiary of the Borrower to pay any Indebtedness owed to, the Borrower or any of its Subsidiaries or (v) of any Subsidiary of the Borrower to make loans or advances to, or other Investments in, the Borrower or any of its Subsidiaries; provided, however, that clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

7.10 Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally Incurred for such purpose. Neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

7.11 Financial Covenants.

(a) Consolidated Debt Service Coverage Ratio. The Borrower shall not permit the Consolidated Debt Service Coverage Ratio to be, at any time, less than 1.20:1.00.

(b) Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio to be greater than (i) 4.75:1.00, at any time during the period commencing on the date hereof and ending on December 31, 2020, (ii) 4.50:1.00, at any time during the period commencing on January 1, 2021, and ending on December 31, 2021, (iii) 3.50:1.00, at any time during the period commencing on January 1, 2022, and ending on December 31, 2022, and (iv) 2.50:1.00, at any time thereafter.

7.12 Limitation on Prepayments; Amendments of Certain Documents.

(a) Prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any prepayment, retirement, redemption, purchase, defeasance or exchange of any outstanding Indebtedness of the Borrower or any of its Subsidiaries that ranks junior and subordinate in right of payment to any of the obligations of the Borrower hereunder and under the other Loan Documents, or (b) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Indebtedness of the Borrower or any of its Subsidiaries that ranks junior and subordinate in right of payment to any of the obligations of Borrower hereunder and under the other Loan Documents, without the prior consent of the Required Lenders; provided, that the Borrower and its Subsidiaries may refinance any such Indebtedness to the extent that the effect of such refinancing is to make the terms and conditions of such Indebtedness more beneficial to the Borrower and its Subsidiaries and that no Default or Event of Default shall exist or would result from such refinancing.

(b) Enter into or consent to any modification, supplement or waiver to any provision of its Organization Documents, except (i) to the extent such modification, supplement or waiver does not adversely affect the interests of the Lenders hereunder in any material respect; (ii) is required to consummate the Permitted Merger; or (iii) otherwise with the prior written consent of the Required Lenders.

(c) Amend, modify, waive or supplement (or consent to any amendment, modification, waiver or supplement of) any term or condition of any Acquisition Document, except (i) with the prior written consent of the Lenders or (ii) to the extent such amendment, modification, waiver or supplement, or consent thereto, does not adversely affect the interests of the Lenders in any material respect.

7.13 Accounting Changes; Limitations on Changes in Fiscal Year.

(a) Make any change in accounting treatment and reporting practices or tax reporting treatment except as (i) required or permitted by IFRS, consistently applied, or applicable Law and, to the extent material, disclosed to the Administrative Agent and (ii) agreed to by its independent public accountants (who shall be of recognized international standing).

(b) Change its current fiscal year end to end on a day other than on December 31.

7.14 Sanctions.

(a) Use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary of the Borrower, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

(b) Liaise, contract, enter into arrangements or otherwise establish any form of relationships related to the Loans with any Sanctions Target.

(c) Directly or indirectly fund all or part of any repayment or prepayment of the Loans or discharge any obligation due or owing to any Lender under any Loan Document with proceeds derived from or otherwise directly or indirectly sourced (i) from any Sanctions Target, (ii) from any activity prohibited under Sanctions Laws, or (iii) otherwise in violation of Sanctions Laws.

7.15 Anti-Corruption Laws. Use the proceeds of any Loan for any purpose which would breach any Anti-Corruption Laws.

7.16 Anti-Money Laundering Laws. (i) Use the proceeds of the Loans, or (ii) lend, contribute or otherwise make available proceeds of the Loans to its Subsidiaries, its Affiliates, any director, officer, employee, or agent of the Borrower, its Subsidiaries or its Affiliates, joint venture partner or other Person, in any manner that would result in a violation of any Anti-Money Laundering Laws by any Person, including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) any net payment due to any Hedge Provider under a Reference Hedge, or (iii) within three days after the same becomes due, any interest on any Loan, or any fee or other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a), 6.10, 6.11, 6.12, 6.13 and 6.14 or Article VII, or any Loan Party fails to perform or observe any term, covenant or agreement contained in the Guaranty Agreement or in any Security Document to which it is a party; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document to which it is a party on its part to be performed or observed and such failure has not been cured within 30 days after the earlier of (i) any Responsible Officer of such Loan Party obtaining knowledge thereof and (ii) notice to such Loan Party from the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party (or any Subsidiary thereof) herein, in any Loan Document (or any amendment or modification hereof or thereof or waiver hereunder or thereunder), or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document (or any amendment or modification hereof or thereof or waiver hereunder or thereunder), shall prove to have been incorrect in any material respect, when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, in respect of any Indebtedness or Guarantee (other than Indebtedness under the Loan Documents) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedging Agreements an Early Termination Date (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which any Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Hedging Agreement) or (B) any Termination Event (as so defined) under such Hedging Agreement as to any Loan Party or any Subsidiary thereof is an affected party and, in either event, the Hedge Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. To the extent permitted by applicable Law, any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) To the extent permitted by applicable Law, any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Condemnation; Nationalization. Any Governmental Authority shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the property of any Loan Party (either with or without payment of compensation), or any Loan Party shall be prevented from exercising normal control over all or a substantial part of its property (and the same shall continue for ten or more days); or

(l) Order. Any Governmental Authority shall issue any order, decree or resolution that limits, restricts, or prohibits the consummation of any of the Transactions; or

(m) Moratorium. Any Governmental Authority shall, by moratorium laws or otherwise, cancel, suspend or defer the obligation of any Loan Party to pay any principal, interest or any amount payable by any of them hereunder or under any other Loan Document when the same become due and payable hereunder or under any other Loan Document, and such cancellation, suspension or deferral shall continue for ten or more consecutive days; or

(n) Collateral. The Administrative Agent or Collateral Agent, as applicable, shall cease at any time to have a perfected first priority Lien (subject to no other Liens) on all the Collateral purported to be encumbered pursuant to the Security Documents or such other Security Documents that may replace any of such Security Documents, entered into at any time following the date hereof, in form and substance reasonable satisfactory to the Administrative Agent; or

(o) Exchange Controls. The imposition of any exchange controls, currency convertibility controls or currency transferability controls by any competent Governmental Authority, or any other action of a Governmental Authority, in each case that adversely affects the ability of the Loan Parties, taken as a whole, to comply with its obligations hereunder or under any other Loan Document; or

(p) Soles Credit Agreement. Any “Evento de Incumplimiento” under (and as defined in) the Soles Credit Agreement shall occur.

Without limiting the provisions of Article VIII, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived in accordance with Section 10.01.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) subject to the terms of the Intercreditor Agreement, instruct the Collateral Agent to liquidate the Collateral in whole or in part and transfer the proceeds thereof to the Administrative Agent for application to the payment of amounts owing under the Loan Documents; and/or

(d) subject to the terms of the Intercreditor Agreement, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default specified in Section 8.01(f) or 8.01(g), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender; provided, further, that, notwithstanding anything herein in contrary, this Section 8.02 shall not (A) prevent the commencement of a proceeding under Debtor Relief Laws or the filing of a petition in Colombia to commence a proceeding under Debtor Relief Laws with respect to the Borrower or any of its Subsidiaries, whether voluntary or involuntary, (B) be construed to mean that the purpose of any such provision is to prevent or create obstacles to prevent, directly or indirectly, that proceedings be commenced in Colombia under any Debtor Relief Laws with respect to the Borrower or any of its Subsidiaries, (C) prohibit the Borrower or any of its Subsidiaries from negotiating or entering into a restructuring agreement under any Debtor Relief Laws or (D) impose any restrictions, prohibitions or unfavorable effects (efectos desfavorables) upon the Borrower or any of its Subsidiaries for the negotiation or execution of a restructuring agreement under any Debtor Relief Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable pursuant to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Hedge Providers (including fees, charges and disbursements of counsel to the respective Lenders and Hedge Providers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and unpaid net obligations under any Reference Hedge (to the extent not covered under clauses First through Third above), ratably among the Lenders and the Hedge Providers in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the Hedge Providers hereby irrevocably appoints Citibank del Peru S.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Hedge Providers and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender or Hedge Provider. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or a Hedge Provider as any other Lender or Hedge Provider and may exercise the same as though it were not the Administrative Agent and the term “Lender,” “Lenders,” “Hedge Provider” or “Hedge Providers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Hedge Providers.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or the Hedge Providers and the Administrative Agent shall have the right, in the exercise of any such discretionary power hereunder, to seek clarification from and otherwise consult with the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or the Hedge Providers, as applicable, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02) or the Hedge Providers, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Hedge Provider or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Hedge Providers and the Borrower, without any further action on their part. Upon receipt of any such notice of resignation, the Required Lenders and the Hedge Providers shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and the Hedge Providers and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Hedge Providers) (the “Resignation Effective Date”), then the Borrower may petition a court of competent jurisdiction to appoint a successor Agent, that shall be a financial institution that has all necessary licenses, consents, authorizations, registrations and approvals to act in such capacity and, in the case of the Administrative Agent, that has an office in New York, New York. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders and the Hedge Providers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Hedge Provider directly, until such time, if any, as the Required Lenders and the Hedge Providers appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent. The retiring Administrative Agent shall not be liable for any loss, cost or expense caused by its resignation or removal and the Required Lenders’ inability to appoint a new Administrative Agent by the Resignation Effective Date or Removal Effective Date, as applicable, and the consequences that could derive therewith, except to the extent such loss, cost or expense have resulted from the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction by final and non-appealable judgment.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Hedge Provider acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, Hedge Provider or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Hedge Provider also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, Hedge Provider or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender or Hedge Provider hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Hedge Providers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Hedge Providers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Hedge Providers and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Hedge Provider to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Hedge Providers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

9.10 Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders (including in their capacities as Hedge Providers) irrevocably authorize the Administrative Agent and the Collateral Agent, at their option and in their discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders; and

(b) Without limiting the provisions of Section 9.09, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction expressly permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive or amend any condition set forth in Section 4.01 without the written consent of each Lender;

(b) waive or amend any provision of Section 2.10(d) without the consent of each Lender;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e) reduce the principal amount of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, or (ii) any financial covenant hereunder, even if as a result there would be reduction of the rate of interest or fee;

(f) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; it being understood that the existence of a Defaulting Lender will not be considered an alteration to the pro rata sharing;

(g) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h) waive or change any provision of Section 6.14, or release all or any portion of the Collateral, without the prior written consent of each Lender (except as may be necessary in connection with the Permitted Merger); or

(i) release any Guarantor from any of its obligations under the Guaranty Agreement without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no such agreement shall amend, modify or otherwise affect the rights, benefits or duties of the Hedge Providers hereunder without the prior written consent of each Hedge Provider; and (iii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting

Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, mailed by certified or registered mail, or sent by facsimile shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise), including, without limitation, any direct or indirect, special, incidental or consequential damages arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet.

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay and reimburse each of the Lenders and the Administrative Agent (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of counsel for the Arrangers and the Administrative Agent, including, for the avoidance of doubt, Skadden, Arps, Slate, Meagher & Flom LLP, Gómez-Pinzón Abogados and Payet, Rey, Cauvi & Perez Abogados), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with (i) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 10.04; and all costs, expenses, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein (other than transfer, stamp, documentary or other similar taxes, assessments or charges imposed both (i) as a result of an assignment, transfer or participation in an interest under a Loan Document which was not requested by a Loan Party and (ii) by a jurisdiction (or any political subdivision thereof) as a result of a present or former connection of the Administrative Agent or any Lender (including any assignee) with such jurisdiction imposing such Tax (other than a connection arising as a result of having executed, delivered or performed obligations or received a payment under, or enforced, this Agreement or any other Loan Document).

(b) Indemnification by the Borrower. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all the fees, charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of, or the enforcement of rights or remedies under, this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) the Transactions or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(d), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that (i) represent losses, claims, damages, etc. arising from any non-Tax claim or (ii) are incurred by or imposed upon the Administrative Agent in connection with the performance of its services under the Loan Documents (except, for the avoidance of doubt, in respect of Taxes for income or compensation received by the Administrative Agent).

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor (provided that reasonable evidence of such claims has been delivered).

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Hedge Provider and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S.$5,000,000 unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and except for (A) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and (B) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Eligible Assignee; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of U.S.$3,500; provided, however, that (i) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (ii) such processing and recordation fee will not be payable in any assignment to an Affiliate of a Lender. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi) No Increased Costs. For so long as no Event of Default shall have occurred and is continuing at the time of such assignment, the Borrower shall not be required to pay to the relevant assignee any amounts pursuant to Section 3.01(a) or Section 3.04 in excess of the maximum amounts that the Borrower would have been obligated to pay to the assigning Lender if the assigning Lender had not assigned such Loan to such assignee, unless the circumstances giving rise to such excess payment result from a Change in Law after the date of such assignment; provided, however that with respect to any assignment of Loans made (or assigned) by any Initial Tranche B Lender (or any assignee thereof), if the applicable withholding tax imposed on interest payments to such Initial Tranche B Lender (or any assignee thereof) is less than 15% at the date of such assignment and no Event of Default shall have occurred and be continuing at the date of such assignment, the Borrower shall only be required to pay the relevant assignee amounts pursuant to Section 3.01(a) up to a maximum withholding tax rate of 15%; provided, further that such withholding tax rate of up to 15% will only apply in respect to interest payments with respect to U.S.$15,000,000 of principal of the Loans so assigned, and in respect of interest payments with respect to principal of such Loans so assigned in excess of U.S.$15,000,000, the Borrower shall not be required to pay to such assignee amounts pursuant to Section 3.01(a) in excess of the maximum amounts that the Borrower would have been obligated to pay to any Initial Tranche B Lender (or any assignee thereof), at the time of such assignment, if such Initial Tranche B Lender (or any assignee thereof) had not assigned such Loans to such assignee, unless the circumstances giving rise to such excess payment result from a Change in Law after the date of such assignment; provided, further, that unless an Event of Default shall have occurred and is continuing at the time of such assignment, in no event the Borrower shall be required to pay to the relevant assignee any amounts pursuant to Section 3.01(a) or Section 3.04, if such assignee is located or incorporated in a tax haven or non-cooperative jurisdiction under Colombian law.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Hedge Providers or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such

Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (ii) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lender or (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; provided, that the Administrative Agent, in acting as an agent for the Lenders, shall be regarded as acting through its agency division, which shall be treated as a separate entity from any other divisions or departments; provided, further, that if Information is received by another Affiliate, division or department of the Administrative Agent, such Information may be treated as confidential to such Affiliate, division or department, and the Administrative Agent shall not be deemed to have notice of such Information. For purposes of this Section, “Information” means (i) all information received from any Loan Party and any of its Subsidiaries relating to the Loan Party and any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender (or its Affiliates or Related Parties), assignee thereto or Participant, on a non-confidential basis, provided that, in the case of information received from the Loan Parties or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential and (ii) all information and documents in relation to the PMLA Acquisition, including the Acquisition Documents. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Hedge Providers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party made on the date hereof, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Hedge Providers or the other Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to a permitted assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws;

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(f) the Administrative Agent shall be satisfied with the results of all “know your client” or other checks (it being understood that nothing in the Agreement shall oblige the Administrative Agent to carry out any “know your customer” or other checks in relation to the identity of any Person on behalf of any Lender and each Lender shall be solely responsible for any such checks it is required to carry out and may not rely on any statement in relation to such checks made by the Administrative Agent or by any Person to the Administrative Agent).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT FOR ANY LOAN DOCUMENTS GOVERNED BY COLOMBIAN OR PERUVIAN LAW) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND

MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY HEDGE PROVIDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF NEW YORK MAY BE MADE UPON C T CORPORATION SYSTEM, PRESENTLY LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES (THE “PROCESS AGENT”), AND THE BORROWER HEREBY CONFIRMS AND AGREES THAT THE PROCESS AGENT HAS BEEN DULY AND IRREVOCABLY APPOINTED AS ITS AGENT AND TRUE AND LAWFUL ATTORNEY-IN-FACT IN ITS NAME, PLACE AND STEAD TO ACCEPT SUCH SERVICE OF ANY AND ALL SUCH WRITS, PROCESS AND SUMMONSES, AND AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE OF PROCESS TO THE BORROWER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT BASED THEREON. IF THE PROCESS AGENT SHALL CEASE TO SERVE AS AGENT FOR THE BORROWER TO RECEIVE SERVICE OF PROCESS HEREUNDER, THE BORROWER SHALL PROMPTLY APPOINT A SUCCESSOR AGENT REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT. THE BORROWER HEREBY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR ANY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT ITS ADDRESS SET FORTH IN SCHEDULE 10.02.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO

(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15

10.16 No Immunity. To the extent that the Borrower may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, to claim for itself or its properties, assets or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Loan Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

10.17 Special Waiver. To the extent that the Borrower may be entitled to the benefit of any provision of law requiring the Administrative Agent or any Lender in any suit, action or proceeding brought in a court of Colombia or other jurisdiction arising out of or in connection with any of this Agreement, any other Loan Document and the Transactions, to post security for litigation costs or otherwise post a performance bond or guaranty, or to take any similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of the applicable jurisdiction.

10.18 Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York is of the essence, and the obligations of the Borrower under this Agreement to make payment to (or for account of) the Administrative Agent or a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Person in New York of the full amount of Dollars payable to such Person under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 10.18 called the “Judgement Currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at the principal office of the Administrative Agent in New York with the Judgement Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Loan Parties in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section 10.18 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Judgement Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York with the amount of the Judgement Currency so adjudged to be due, and the Loan Parties hereby, jointly and severally, as a separate obligation and notwithstanding any such judgment, to the extent permitted by applicable Law, agree to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred. If any Entitled Person reasonably determines that the amount of the Dollars so purchased and transferred to such Entitled Person exceeds the sum originally due to such Entitled Person, then such Entitled Person shall as promptly as reasonably practicable, reimburse such excess to the relevant Loan Party. In the event that a Lender, in its sole discretion, seeks or accepts a judgment in a Colombian court that is denominated in Pesos, the rate of exchange that shall be used to convert a sum due in Dollars into Pesos shall be the Tasa Representativa del Mercado certified by the Colombian Superintendence of Finance for the Colombian business day of the date of such payment.

10.19 Use of English Language. This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof. In the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement, and absent manifest error, control the meaning of the matters set out therein.

10.20 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Hedge Providers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, each Hedge Provider and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger, any Hedge Provider nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Hedge Providers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger, any Hedge Provider, nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger, any Hedge Provider or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.22 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

10.24 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.25 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AUNA COLOMBIA S.A.S., as Borrower

By:	/s/ Carlos Andres Angel Aranyo
Name:	Carlos Andres Angel Aranyo
Title:	Legal Representative

CITIBANK DEL PERU S.A., as Administrative Agent

By:	/s/ Maria Eugenia Gonzalez
Name:	Maria Eugenia Gonzalez
Title:	CCO - Peru

By:	/s/ Mario Bedoya
Name:	Mario Bedoya
Title:	Managing Director

BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX, as Tranche A Lender

By:	/s/ Jordi Peixo Marco
Name:	Jordi Peixo Marco
Title:	Vice President

By:	/s/ Samantha Rebeca Becerra Atamoros
Name:	Samantha Rebeca Becerra Atamoros
Title:	Vice President

BANCO SANTANDER, S.A., as Tranche B Lender

By:	/s/ Marcos Garcia
Name:	Marcos Garcia
Title:	General Director

By:	/s/ Guillaume Baron
Name:	Guillaume Baron
Title:	Vice President